Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of November 13, 2006, by and among Omtool, Ltd., a Delaware corporation (the “Buyer”), Blue Chip Technologies Ltd., a Massachusetts corporation (the “Company”), BC Acquisition, Inc., a Massachusetts corporation (“Merger Sub”), Omtool Healthcare, LLC, a Delaware limited liability company (the “LLC”) and William J. Rynkowski, Jr. (the “Principal Shareholder”). Certain terms are defined as set forth in ARTICLE 1 and an index of defined terms is as set forth in ARTICLE 10.

Introduction

A.            The Board of Directors of the Buyer has determined that it is in the best interests of the Buyer and its stockholders, the Board of Directors of Merger Sub has determined that it is in the best interests of Merger Sub and its stockholder, and the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders that the Buyer acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.            At the Effective Time of the Merger, on the terms and subject to the conditions of this Agreement, (i) the Merger will become effective, (ii) all of the shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive the Common Holder Consideration, as set forth in this Agreement, and (iii) the Buyer shall substitute for all outstanding Company Options new options exercisable for shares of the Buyer’s common stock, par value $0.01 per share (“Buyer Common Stock”). Promptly following the Effective Time, the Surviving Corporation will be merged with and into the LLC (the “LLC Merger” and, together with the Merger, the “Mergers”).

C.            The Buyer and the Company intend that the Mergers and will constitute one overall reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement will be a “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code.

D.            The Company, the Principal Shareholder and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions referred to in this Agreement and other documents, agreements and instruments contemplated hereby.

E.             Upon the consummation of the transactions contemplated by this Agreement, portions of the Consideration shall be held in escrow by the Buyer, such elements of Consideration to be released to the Principal Shareholder upon the occurrence of certain events and conditions, all as set forth in ARTICLE 1 and ARTICLE 7.

F.             Stockholders of each of the Company and Merger Sub holding shares with sufficient voting power thereof pursuant to Section 11.04(5) of the Massachusetts Business Corporation Act (the “MBCA”) and the articles of organization or other organizational documents of each of the Company and Merger Sub have voted to adopt this Agreement and have approved of the Merger.

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
MERGER; CLOSING

1.1          The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of the Buyer. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2          Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 1.15 or 8.1 hereof, the consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts on (a) the later of December 29, 2006 and two (2) business days after the conditions set forth in ARTICLE 6 are satisfied (other than those conditions that, by their nature, are normally satisfied at the Closing) or waived, or (b) such other date that is agreed to in writing by the Company and the Buyer (the “Closing Date”). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit A, with the Secretary of Commonwealth of Massachusetts (the “Articles of Merger”), in accordance with the applicable provisions of the MBCA (the time of such filing with the Secretary of Commonwealth of Massachusetts shall be referred to herein as the “Effective Time”).

1.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4          Articles of Organization and Bylaws.

(a)           Unless otherwise determined by the Buyer prior to the Effective Time, the articles of organization of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of organization of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and as provided in such articles of organization.

(b)           Unless otherwise determined by the Buyer prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the MBCA and as provided in the articles of organization of the Surviving Corporation and such bylaws.

1.5          Directors and Officers.

(a)           Directors of Surviving Corporation.  Unless otherwise determined by the Buyer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the MBCA and the articles of organization and bylaws of the Surviving Corporation.

(b)           Officers of Surviving Corporation.  Unless otherwise determined by the Buyer prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the MBCA and the bylaws of the Surviving Corporation.

1.6          Certain Definitions.  As used herein, the following terms shall have the following meanings:

“Adjusted Common Holder Cash” means (a) Common Deal Value multiplied by (b) the Cash Percentage.

“Adjusted Common Holder Consideration” means the sum of (a) Adjusted Common Holder Cash; (b) Adjusted Common Holder Note; and (c) Adjusted Common Holder Stock.

“Adjusted Common Holder Note” means (a) Common Deal Value multiplied by (b) the Note Percentage.

“Adjusted Common Holder Stock” means (a) Common Deal Value multiplied by (b) the Stock Percentage.

“Adjusted Number of Shares” means the number resulting from the following calculation: (40% divided by Last Stock Price) * [Adjusted Common Holder Cash + (Adjusted Number of Shares * Last Stock Price) + Adjusted Common Holder Note — (4.25 * (Adjusted Number of Shares — Number of Shares Comprising Adjusted Common Holder Stock)], all in accordance with the calculation method set forth on Schedule 1.6; provided that in no event shall Adjusted Number of Shares exceed Adjusted Common Holder Stock divided by $4.25.

“Cash Percentage” means the percentage arising from dividing (a) $600,000 by (b) $4,100,000.

“Class A Common Stock” means the Class A Voting Common Stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B Non-Voting Common Stock, $0.01 par value per share, of the Company.

“Closing Average Price” means the average of the closing prices of the Buyer Common Stock on the Nasdaq Capital Market for the regular trading session on the five (5) trading days ending on and including the trading day immediately preceding the Closing Date.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Options” means options, issued under either the 2000 Stock Plan or the 2005 Stock Plan (each as defined in Section 1.7(b)) of the Company, to purchase shares of Class B Common Stock, together with all other options, warrants and rights to purchase or acquire, directly or indirectly, shares of Company Common Stock (for purposes of calculations under this Article I, using the maximum number of shares of Company Common Stock issuable, directly or indirectly, upon exercise, conversion or exchange thereof).

“Common Deal Value” means (a) $4,100,000 minus (b) the Option Value.

“Common Holder Percentage” means the percentage of outstanding shares of Company Common Stock owned by a holder of Company Common Stock calculated by dividing (a) the total number of shares of Company Common Stock held by such holder immediately prior to the Effective Time by (b) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Consideration” means (a) $600,000 in immediately available funds; plus (b) a promissory note or notes issued by the Buyer in the principal face amount of $1,800,000, which note or notes shall be in substantially the form attached hereto as Exhibit B (each a “Note” and collectively, the “Notes”); plus (c) 400,000 shares of Buyer Common Stock (the “Stock Consideration”); minus (d) the amount of the Indebtedness; provided, that in the event that the value of Second Adjusted Common Holder Stock at Closing is less than forty percent (40%) of the total value of the Second Adjusted Common Holder Consideration (valuing the shares of Buyer Common Stock for such Tax purposes at the Last Stock Price), the number of shares included in the Stock Consideration will be increased such that the value of the Stock Consideration will represent forty percent (40%) of the total value of the Final Common Holder Consideration and the principal amount of the Note shall be accordingly reduced at a rate of $4.25 per additional share of Buyer Common Stock, all in accordance with the calculation method set forth on Schedule 1.6 hereof. Notwithstanding anything in this Agreement to the contrary, the aggregate value of the elements of Consideration set forth in clauses (a), (b) and (c) above that are payable by Buyer pursuant to this Agreement to the shareholders and option holders of the Company shall not exceed $4,100,000 in the aggregate, except in the event that the Last Stock Price is in excess of $4.25, in which case the aggregate value of the Consideration shall only exceed $4,100,000 to the extent that the stock and option components of the consideration reflect that the Last Stock Price exceeds $4.25.

“Escrow Fund” means eighteen and three-tenths percent (18.3%) of the sum of (a) the Second Adjusted Common Holder Consideration and (b) the difference of (i) the number of

Substituted Options to be issued multiplied by the Last Stock Price, and (ii) the aggregate exercise price of the Substituted Options, such Escrow Fund to be comprised sixty percent (60%) in principal of the Note and forty percent (40%) in shares of the Stock Consideration (such shares to be valued for this purpose and for purposes of, and at the time of, settlement of any obligations under ARTICLE 7 at the Last Stock Price) issued to the Principal Shareholder (and any Notes issued in exchange or substitution therefor and any shares of Buyer’s capital stock issued as a stock dividend, split or subdivision thereon), such elements of Consideration to be held following the Closing by the Buyer to secure the indemnification obligations of the Principal Shareholder as set forth in ARTICLE 7, and such Escrow Fund to be subject to adjustment following the Closing Date under Section 7.2 if the Principal Shareholder increases the principal amount of the Note in, and decreases the number of shares in, the Escrow Fund.

“Final Common Holder Consideration” means the sum of (a) Adjusted Common Holder Cash; (b) Second Adjusted Common Holder Note; and (c) Second Adjusted Common Holder Stock.

“Final Common Holder Value per Share” means the result of dividing (a) Final Common Holder Consideration by (b) number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Indebtedness” means, as of the Effective Time, the unpaid principal amount of, and accrued interest on, and any other amounts payable (excluding credit fees) with respect to, all indebtedness for borrowed money of or guaranteed by the Company, including, without limitation, any notes payable, any deferred compensation liabilities that are not current liabilities and any capital lease obligations.

“Initial Deal Value per Share” means (a) $4,100,000 divided by (b) Total Common Stock Equivalents.

“Last Stock Price” means the closing price of Buyer Common Stock on the Nasdaq Capital Market for the regular trading session on the trading day immediately preceding the Closing Date.

“Minimum Stock Price” means a Last Stock Price of less than $3.30 per share.

“Note Percentage” means the percentage arising by dividing (a) $1,800,000 by (b) $4,100,000.

“Number of Shares Comprising Adjusted Common Holder Stock” means the number resulting from dividing (a) Adjusted Common Holder Stock by (b) $4.25 per share.

“Option Exchange Ratio” means the result obtained by dividing (a) the Final Common Holder Value per Share by (b) the Last Stock Price.

“Option Value” means an amount equal to (a) (i) Initial Deal Value per Share times (ii) the number of Company Options outstanding as of immediately prior to the Effective Time minus the aggregate exercise price for all such outstanding Company Options.

“Second Adjusted Common Holder Consideration” means the sum of (a) Adjusted Common Holder Cash; (b) Second Adjusted Common Holder Note; and (c) Second Adjusted Common Holder Stock.

“Second Adjusted Common Holder Note” means the value derived from the following calculation: (a) Adjusted Common Holder Note minus (b) 4.25 multiplied by the difference between (i) Adjusted Number of Shares and (ii) Number of Shares Comprising Adjusted Common Holder Stock.

“Second Adjusted Common Holder Stock” means (a) Number of Shares Comprising Adjusted Common Holder Stock multiplied by (b) Last Stock Price.

“Stock Certificate” means a certificate representing shares of Company Common Stock issued and outstanding as of the Effective Time and that shall be, at the Effective Time, converted into the right to receive a portion of the Final Common Holder Consideration.

“Stock Percentage” means the percentage arising by dividing (a) $1,700,000 by (b) $4,100,000.

“Total Common Stock Equivalents” means the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (b) the number of shares of Company Common Stock issuable, directly or indirectly, upon exercise, conversion or exchange of all Company Options (vested and unvested and whether or not then exercisable) outstanding immediately prior to the Effective Time.

1.7          Conversion of Common Stock; Treatment of Company Options.  As of the Effective Time, by virtue of the Merger and without any additional action on the part of any stockholder of the Company, as further illustrated on Exhibit C,

(a)           each share of Company Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided in this ARTICLE 1, be cancelled and will cease to exist, and shall be converted into the right to receive a portion of the Final Common Holder Consideration as set forth in Section 1.9 below;

(b)           the Buyer shall, to the full extent permitted by applicable law and the terms of the Blue Chip Technologies, Ltd. 2000 Stock Incentive Plan, as amended (the “2000 Stock Plan”) and the Blue Chip Technologies, Ltd. 2005 Stock Incentive Plan, as amended (the “2005 Stock Plan” and, together with the 2000 Stock Plan, the “Stock Plans”), substitute for all of the Company Options then outstanding under the Stock Plans new options exercisable for shares of Buyer Common Stock under the Buyer’s stock option plan (the “Substituted Options”). The Buyer will grant Substituted Options in replacement of all Company Options outstanding at Closing, whether or not such Company Options were exercisable prior to the Effective Time, such grants to be effected in such a manner that, after the Effective Time, such Substituted Options shall be exercisable upon the same terms and conditions as the Company Option had been exercisable under the applicable Stock Plan and the applicable option agreement pursuant to which it had been granted (after giving effect to the acceleration of vesting in full resulting from the Merger under the applicable Stock Plan and option agreement issued thereunder); provided, however, that (i) each such option thereafter shall be exercisable for a number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such option multiplied by (B) the Option Exchange Ratio; and (ii) the exercise price per share of Substituted Options thereafter shall equal (A) the exercise price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, any Substituted Options that vest according to their terms as of the Effective Time shall be vested from and after the Effective Time. It is intended that Substituted Options granted by the Buyer shall, to the extent permitted by the Code, qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options to which they relate qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.7 shall be applied consistent with such intent; and

(c)           each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8          Surrender of Certificates.

(a)           Prior to the Effective Time, the Principal Shareholder shall mail to each record holder of Company Common Stock a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which letter shall (i) specify that delivery shall be effected, and that risk of loss and title to any Stock Certificate shall pass, only upon proper delivery of such Stock Certificate, together with such Letter of Transmittal duly executed, to the Buyer and instructions for use in surrendering such Stock Certificates and receiving the payments contemplated by Section 1.9; (ii) include customary representations and warranties from such holder as to his, her or its ownership of and ability to surrender such holder’s shares of Company Common Stock; and (iii) include a waiver by such holder of any claims against the Company and the Surviving Corporation, that such holder has or may have in its capacity as a holder of Company Common Stock, except for claims to receive the payments contemplated by Section 1.9. Until so surrendered, each such Stock Certificate (other than Stock Certificates representing Company Common Stock held by the Company or held in the treasury of the Company) shall represent solely the right to receive the payments contemplated by Section 1.9.

(b)           The Final Common Holder Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (along with the amounts, if any, issuable upon release of the Escrow Fund) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock as a result of the transactions contemplated in this Agreement.

(c)           After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates formerly representing shares of Company Common Stock are presented to the

Surviving Corporation or the Principal Shareholder, such Stock Certificates shall be surrendered and cancelled in return for the payments contemplated by Section 1.9.

(d)           No interest shall accrue or be paid on the cash payable upon the delivery of Stock Certificates or Letters of Transmittal. Neither the Principal Shareholder nor any party hereto shall be liable to a holder of Company Common Stock for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           In the event that any Stock Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Stock Certificate shall execute an affidavit addressed to the Buyer noting the fact that such Stock Certificate(s) have been lost, stolen or destroyed, each such affidavit to be in form and substance reasonably satisfactory to the Buyer. The Buyer may, in its discretion, require the owner of such lost, stolen or destroyed Stock Certificates to provide an indemnity in favor of the Buyer against any claim that may be made against the Buyer with respect to the Stock Certificates alleged to have been lost, stolen or destroyed. Notwithstanding any other provision of this Agreement, the Buyer shall not have any obligation to exchange any Stock Certificate so sworn to have been lost, stolen or destroyed that may later be submitted for exchange.

1.9          Payment of Final Common Holder Consideration upon Completed Tenders.  After the delivery to the Buyer by each holder of Company Common Stock of the relevant Letter of Transmittal and surrender of each such holder’s Stock Certificates, the Buyer shall pay to each holder of Stock Certificates in consideration therefor an amount (as further illustrated on Exhibit C) equal to (a) such holder’s Common Holder Percentage multiplied by (b) each element of Final Common Holder Consideration, provided, that any payment of Final Common Holder Consideration to the Principal Shareholder shall be net of those elements of the Final Common Holder Consideration issuable to him that shall instead be contributed to the Escrow Fund. Upon such payment, such Stock Certificates shall forthwith be cancelled. In no event shall the Buyer make any payments under this Section 1.9 in respect of any Dissenting Shares. Upon receipt of the amount set forth in this Section 1.9, the Principal Shareholder shall pay the expenses of the Company relating to the transactions contemplated hereby that are to be borne by the Company and/or the Principal Shareholder, including without limitation the fees and expenses of Feinberg Law Group, LLC and the accountants to the Company, but excluding any fees and expenses incurred by or for the benefit of the Buyer or Merger Sub. Amounts, if any, released and distributed from the Escrow Fund following the Cut-Off Date other than in settlement of indemnification obligations shall be promptly paid over by the Buyer to the Principal Shareholder.

1.10        Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the MBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive Final Common Holder Consideration pursuant to Section 1.9, but the holder thereof shall only be entitled to such rights as are granted by the MBCA.

(b)           Notwithstanding the provisions of Section 1.10(a) above, if any holder of shares of Company Common Stock who demands appraisal of such shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive such holder’s proportionate share of the Final Common Holder Consideration as provided in Section 1.9, without interest thereon, upon surrender to the Company of the Stock Certificate representing such shares in accordance with Section 1.8.

(c)           The Company shall give the Buyer: (1) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the MBCA and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of the Buyer or as may be required under the MBCA, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

1.11        Exemption from Registration.  The Buyer and the Company intend that the shares of Buyer Common Stock that comprise the Stock Consideration that shall be issued pursuant to Section 1.9 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, by reason of Section 4(2) of the Securities Act.

1.12        Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action on the part of the Company or the Surviving Corporation is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and shall take, all such lawful and necessary action.

1.13        LLC Merger.  The LLC Merger shall take place promptly after the Effective Time.

1.14        Registration of Substituted Options.  As promptly as practicable (and, in no event more than thirty (30) days after the Closing), the Buyer shall either cause the shares of Buyer Common Stock issuable upon exercise of Substituted Options to be included on an existing filed registration statement on Form S-8 under the Securities Act or shall file a new registration statement on Form S-8 under the Securities Act covering such shares and shall use commercially reasonable efforts to cause such registration statement to become effective within thirty (30) days after filing.

1.15        Principal Shareholder Election; Buyer Elections.

(a)           In the event the Closing Average Price on the Nasdaq Capital Market for the regular trading sessions determined on and including the trading day immediately prior to the scheduled Closing date (the “Election Average Price”) is less than $3.30, then, subject to Buyer’s rights under subsection (b) below, the Principal Shareholder may, by written notice given to the Buyer given after 4:00 p.m. on such trading day immediately preceding the scheduled Closing Date and at or before 10:00 a.m., Boston time on the scheduled Closing date, elect in his sole discretion not to proceed with the Closing.  If the Buyer does not exercise its election right under subsection (b) below following receipt of such notice from the Principal Shareholder, then this Agreement shall be deemed to be terminated and the provisions of Section 8.2 hereof shall apply.

(b)           Notwithstanding the Principal Shareholder’s election under subsection (a) above, in the event the Election Average Price is less than $3.30 but greater than or equal to $3.00, the Buyer may, by written notice to the Principal Shareholder at or before 2:00 p.m., Boston time, on the scheduled Closing date, elect to cause the Closing to occur, in which case all parties shall proceed with the Closing; provided that Buyer, as a condition to its election,

(i)            shall pay as merger consideration to the holders of Company Common Stock the amount of cash and principal amount of Notes (including amounts held in the Escrow Fund) and Adjusted Number of Shares that would have been payable under Section 1.9 hereof if the Last Stock Price were $3.30, and

(ii)           shall pay as additional merger consideration to the holders of Company Common Stock an additional number of shares of Buyer Common Stock in the aggregate equal to:

the difference of (I) (i)  the aggregate number of shares of Buyer Common Stock that would have been payable to the holders of Company Common Stock under Section 1.9 hereof if the Last Stock Price were $3.30, (ii) multiplied by $3.30, minus (II) the aggregate number of shares of Buyer Common Stock that would have been payable to the holders of Company Common Stock under Section 1.9 hereof (disregarding this Section 1.15) at the actual Last Stock Price, multiplied by the actual Last Stock Price, and then (II) dividing that difference by the Last Stock Price, and rounding up to the nearest whole share.

If the Election Average Price is less than $3.00, then the adjustment provided for in this subsection 1.15(b) may only occur with the written consent of the Buyer and the Principal Shareholder, each acting in such party’s sole discretion.  In the event either such consent is not provided, then this Agreement shall be deemed to be terminated and the provisions of Section 8.2 hereof shall apply.

(c)           Without limiting the parties’ rights and obligations under subsections (a) and (b) above, if the Election Average Price is less than $2.00 or in the event the Buyer would be required to issue more than an aggregate 750,000 shares (including shares issuable upon substituted options) hereunder, then the Buyer may, by written notice given to the Principal Shareholder at or before 2:00 p.m., Boston time, on the scheduled Closing date, elect in its sole discretion not to proceed with the Closing.  In such event, this Agreement shall be deemed to be terminated, and the provisions of Section 8.2 hereof shall apply.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER

The Company and the Principal Shareholder jointly and severally represent and warrant to the Buyer that each of the statements contained in this ARTICLE 2 is true and correct as of the date hereof.  For the avoidance of doubt, references in this Agreement to phrases such as “the transactions contemplated hereby,” “the transactions contemplated by this Agreement,” “transactions that are the subject of this Agreement,” “the performance of this Agreement” and other similar phrases shall include, without limitation, both of the Mergers.

2.1          Organization, Power and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.  The copies of the articles of organization and by-laws of the Company, each as amended to date (the “Company Organizational Documents”), that have been delivered to the Buyer by the Company are complete and correct copies thereof.  The Company has delivered or made available to the Buyer complete and correct copies of the minutes of the meetings (or the written consents in lieu of meetings) of the Company’s Board of Directors (including any committees thereof) and stockholders since inception.  The minute books and stock records of the Company contain complete and correct records of all material proceedings and actions taken at all meetings of, or effected by written consent by, the Board of Directors and stockholders of the Company and the stock records of the Company contain correct and complete records of all original issuances and subsequent transfers, repurchases or cancellations of the Company’s capital stock.

2.2          Power and Authority.  The Company has the corporate power and authority and has taken all action required on its part to permit it to execute and deliver and carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.  Each of this Agreement and the Merger has been duly and validly approved by the Company’s Board of Directors and stockholders.

2.3          Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Company contemplated hereby will be when executed and delivered by the Company, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and to general equitable principles.

2.4          Subsidiaries.  The Company has no subsidiaries.  Except as set forth on Schedule 2.4, the Company does not own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.

2.5          Foreign Qualifications.  Schedule 2.5 sets forth a complete and accurate list of each jurisdiction in which the Company is qualified to do business as a foreign entity or in which the character of the properties owned or leased or the nature of the activities conducted by such entity makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure so to qualify would not have a Company Material Adverse Effect.

As used herein, “Company Material Adverse Effect” shall mean an event, condition, occurrence or circumstance that is reasonably likely to have a material adverse effect on the assets, liabilities, properties, condition (financial or otherwise), business, results of operations or prospects of the Company; provided, however, that in no event shall any of the following be or be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change resulting from conditions generally affecting any of the industries in which the Company operates or from changes in general business or economic conditions if, in each case, they do not have a disproportionate adverse effect on the Company; or (b) any change resulting from the announcement or pendancy of the transactions contemplated by this Agreement.

2.6          Capitalization.

(a)           The authorized capital stock of Company consists of (i) 10,030,108 shares of capital stock consisting of 5,900,000 shares of Class A Common Stock, of which, as the date hereof, 5,900,000 shares are issued and outstanding, and (ii) 4,130,108 shares of Class B Common Stock, none of which, as of the date hereof, are issued or outstanding.  As of the date hereof, 782,000 shares of Class B Common Stock are reserved for issuance under the 2000 Stock Plan and 3,348,108 shares of Class B Common Stock are reserved for issuance under the 2005 Stock Plan.  Company Options for 494,411 shares of Class B Common Stock have been granted and remain outstanding under the 2000 Stock Plan and Company Options for 280,000 shares of Class B Common Stock have been granted and remain outstanding under the 2005 Stock Plan.  No shares of Class B Common Stock are outstanding as a result of the exercise of Company Options.  The Company has delivered to the Buyer or its counsel true, correct and complete copies of the Stock Plans, as well as of the agreements granting Company Options thereunder.

(b)           Schedule 2.6 sets forth a complete and accurate list of all outstanding shares of capital stock of the Company (the “Company Shares”) and the record holders thereof.  All of the Company Shares are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 2.6, which contains a correct and complete list of each security and record holder and beneficial owner thereof, (i) the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights existing or outstanding that provide for the sale or issuance of any of the foregoing by the Company; (ii) there are no agreements, written or oral, relating to the acquisition, disposition, voting or registration under applicable securities laws of any security of the Company; (iii) no individual, corporation, partnership, trust, limited liability company, association or other entity (each a “Person”) has any right of first offer, right of first refusal, preemptive or co-sale right in connection with any offer, sale, resale, transfer or issuance of any security of the Company; and (iv) the Company has not issued any outstanding debt securities or treasury stock.  Except as set forth on Schedule 2.6, no Person has any equity, rights to equity or claims or causes of action relating to equity with respect to the Company.

(c)           Except as set forth on Schedule 2.6, none of the shares of the Company’s capital stock are subject to any preemptive rights, or similar rights under the MBCA, the Company Organizational Documents, or any agreement, document or instrument.  Except for the shares of Class B Common Stock issuable upon the exercise of Company Options (all as set forth on Schedule 2.6), there are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company or the Principal Shareholder is a party or by which the Company or the Principal Shareholder may be bound obligating the Company or the Principal Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend or enter into any such ownership interest, equity-like award, option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right.  The Company does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of the Company’s capital stock on any matter or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.  Schedule 2.6 sets forth and identifies each Company Option the vesting of which shall accelerate upon the Closing.  Except as set forth on Schedule 2.6, there is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of the Company, and the Company has not repurchased any of its capital stock.  The Company does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature.  The Company is not party to, nor to its knowledge or to the knowledge of the Principal Shareholder is any stockholder of the Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company.  There are no accrued and unpaid dividends with respect to any outstanding shares of the Company’s capital stock.  No Person has the right to acquire or a valid claim to any equity, ownership interest, equity-like award or other security of the Company, or any claim or cause of action relating thereto.  The Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.

(d)           All of the issued and outstanding securities of the Company have been offered, issued, and sold by the Company in compliance with applicable federal and state securities laws.

(e)           To the Company’s knowledge and the knowledge of the Principal Shareholder, no stockholder of the Company has granted any option or other right to purchase any securities of the Company from such stockholder.

2.7          Financial Statements.

(a)           The Company has delivered to the Buyer (a) the unaudited balance sheet of the Company as of December 31, 2004 and December 31, 2005 and statement of income of the Company as of each of the years then ended, together with the notes thereto; and (b) the unaudited balance sheet of the Company as of October 31, 2006 (the “Balance Sheet”) and the related statement of income of the Company for the ten-month period then ended, together with the notes thereto (the “Balance Sheet Date”) (such financial statements delivered pursuant to clauses (a) and (b) above, collectively, the “Financial Statements”).  The Financial Statements and the notes thereto, if any, were prepared in good faith and fairly present, in all material respects, the financial condition and results of operations of the Company for the periods referred to therein, except that no representation is given as to the conformity of the Financial Statements to GAAP.  The Financial Statements were prepared in accordance with and consistent with the books and records of the Company and were prepared on a modified cash basis, in conformity with the Company’s past practices consistently applied throughout the periods indicated (except as otherwise stated therein or in the case of interim unaudited financial statements, subject to year-end adjustments not material in amount or significance).  Schedule 2.7 lists, and the Company and the Principal Shareholder have identified and delivered (or caused to be delivered) to the Buyer, complete and accurate copies of the documentation creating or governing all securitization transactions and all “off-balance sheet arrangements” effected by the Company since January 1, 2004.  “Affiliate” shall mean and Person directly or indirectly controlling, controlled by or under common control with that Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(b)           Prior to the Closing, the Company shall have reviewed with the Buyer the following financial statements to be prepared in accordance with generally accepted accounting principles in effect in the United States (“GAAP”):

(i)            the audited balance sheets of the Company as of December 31, 2004 and December 31, 2005 and the related statements of income, stockholders’ equity and cash flows of the Company for each of the fiscal years then ended, together with the notes thereto; and

(ii)           the unaudited balance sheets of the Company as of September 30, 2005 and September 30, 2006 and the related statements of income, stockholders’ equity and cash flows of the Company for each of the ten-month periods then ended, together with the notes thereto (such financial statements, the “GAAP Financial Statements”).

As of the Closing, the GAAP Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except that the unaudited financial statements contained therein shall have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting and accordingly may not include all of the footnotes required by GAAP for complete financial statements) and shall fairly present the financial condition, results of operation and cash flows of the Company as of the respective dates and for the periods referred to therein and shall be consistent with the books and records of the Company.

2.8          Absence of Certain Changes.  Since January 1, 2006, except as set forth on Schedule 2.8:

(a)           there has been no Company Material Adverse Effect;

(b)           the Company has conducted its business in all material respects in the ordinary course consistent with past practice;

(c)           no lien, security interest, mortgage, restriction or encumbrance (collectively, “Liens”) has been placed upon any of the Company’s assets, other than Permitted Liens;

(d)           there has been no damage, destruction or casualty loss (other than those covered by insurance) that individually or in the aggregate exceeds $50,000;

(e)           the Company has not lost the employment, services or benefits of any key employee or key consultant; and

(f)            the Company has not:

(i)            acquired or disposed of (by sale, assignment or transfer) any assets, including Intellectual Property, for consideration in excess of $50,000;

(ii)           borrowed or guaranteed any amount that individually or in the aggregate exceeds $50,000;

(iii)          incurred or become subject to any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice;

(iv)          made any material investment in, or any material loan to, any other Person;

(v)           declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(vi)          made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(vii)         changed any material accounting methods, policies, principles, practices or procedures;

(viii)        paid or satisfied any liabilities other than in the ordinary course of business consistent with past practice and other than prepayments of Indebtedness;

(ix)           made or rescinded any material Tax election;

(x)            issued any shares of the Company’s capital stock or securities convertible into shares of the Company’s capital stock (including grants or other issuances of options, warrants or other rights to acquire capital stock of Company) other than pursuant to Company Options set forth on Schedule 2.6;

(xi)           (A) granted severance or termination pay (unless required by law) to any director, officer, or employee of Company; (B) entered into any employment, deferred compensation, or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of Company; (C) increased the benefits payable under any existing severance or termination pay policies or employment agreements; (D) increased the compensation, bonus, or other benefits payable to directors, officers, or employees of Company, in each case other than those required by written contractual agreements; (E) amended or changed the exercise price of any outstanding warrants or other convertible securities; or (F) accelerated, or amended or changed the period of exercisability, vesting, or exercise price of any options, restricted stock, stock bonus, or other awards granted under the Stock Plans (including any discretionary acceleration of the exercise periods by Company’s board of directors or a committee overseeing the Stock Plans as permitted under such plans) or authorized any cash payments in exchange for any options, warrants, restricted stock, stock bonus, or other awards granted under any of such plans; or

(xii)          authorized, agreed or otherwise become committed to do any of the foregoing.

As used herein, “Permitted Liens” means (a) such imperfections of title, easements, encumbrances or restrictions that do not materially impair the value or current use of the Company’s assets in a manner which would have a Company Material Adverse Effect; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business that secure obligations reflected as liabilities on the Company’s books and records; (c) Liens for property Taxes not yet due and payable; (d) purchase money Liens incurred in the ordinary course of business; (e) Liens securing any indebtedness of the Company; and (f) the Liens listed on Schedule 2.8.

2.9          Taxes.

(a)           For purposes of this Agreement, the following definitions shall apply:

(i)            “Tax” or “Taxes” means (a) all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto; (b) any amounts described in clause (a) above owed by another party for which a taxpayer is liable pursuant to any statute or regulation imposing joint or several liability on taxpayers filing consolidated, combined, unitary or other similar Tax Returns; and (c) any amounts described in clause (a) or (b) above for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement.

(ii)           “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

(iii)          “Pre-Closing Taxes” means any Taxes of the Company attributable to any taxable period ending on or before the Closing Date and, with respect to any taxable period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

(b)           The Buyer has been provided with true and correct copies of the Tax Returns of the Company for tax years 2002, 2003, 2004 and 2005, including any amendments thereto.  All Tax Returns for open periods are true, correct and complete in all material respects.  The Company has paid all Taxes when due regardless of whether shown on such Tax Returns.  All Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and all Tax Returns required to be filed by the Principal Shareholder in respect of income, assets or other items relating to the Company have been filed on a timely basis.  The Company has no currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities.  There is no unpaid assessment against the Company of any material Taxes for any fiscal period or any pending or threatened tax examination or audit by any foreign, federal, state or local taxing authority.  All Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper governmental entity.  There are no material Tax Liens pending or, to the knowledge of the Company, threatened against the Company or its respective assets or property, other than Permitted Liens.  There are no outstanding Tax sharing agreements among the Company and any other Person.  The charges, accruals and reserves with respect to Taxes of the Company that are set forth on Schedule 2.9 are adequate (determined in accordance with the Company’s past practices) and are at least equal to the Company’s liabilities for Taxes.  Neither the Company nor any of the Company’s stockholders is a foreign person within the meaning of Section 1445 of the Code.

(c)           From the date of its organization through the Closing, the Company has had and will continue to have in effect a valid election to be taxable as an S corporation for federal and applicable state law purposes.

(d)           Except as set forth on Schedule 2.9, neither the Company nor any subsidiary thereof is a party to any joint venture, partnership or other Contract that could be treated as a partnership for federal income tax purposes.

(e)           Neither the Company nor any subsidiary thereof has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to any disposition of any Section (f) asset (as defined in Section 341(f)(2) of the Code).

(f)            Neither the Company nor any subsidiary thereof has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(g)           Neither the Company nor any subsidiary thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated hereby.

(h)           To the Company’s knowledge, neither the Company nor any subsidiary thereof has engaged in an transaction that is in the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(i)            Neither the Company nor any subsidiary thereof is required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss under Treasury Regulations under Section 1502 of the Code (or, in each case, under any similar provision of applicable law).

(j)            There is no Contract to which the Company or any subsidiary thereof is a party, including the provisions of this Agreement, covering any employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(k)           Neither the Company nor any subsidiary thereof is a party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code or is not operated in accordance with such requirements.

(l)            All outstanding Company Options qualify as incentive stock options within the meaning of Section 422 of the Code.

2.10        Personal Property.  The Company has good title to or a valid leasehold, license or other similar interest, free and clear of all Liens, except for Permitted Liens, in its material personal property, inventory, receivables, furniture, machinery and equipment, tangible or otherwise, reflected on the Balance Sheet or used in the Company’s business as of the Balance Sheet Date even if not reflected thereon.  The material equipment and other tangible operating assets of the Company are in adequate operating condition and repair for the uses to which they are currently being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Schedule 2.10 sets forth all of the Company’s personal property or fixed assets having a value of at least $1,500, noting, in each case, whether such asset is owned or leased and, if leased, the applicable lessor and the remaining lease payments.

2.11        Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 2.11(b) describes each interest in real property leased by the Company, including the lessor of such leased property, the monthly rent due on such lease, the expiration date of such lease, and any renewal rights thereunder, and identifies each lease or any other arrangement under which such property is leased, including amendments, supplements and modifications thereto (each, a “Lease” and the property covered thereby, the “Leased Real Property”).  The Company enjoys peaceful and quiet possession of its Leased Real Property and has not received any written notice from any landlord asserting the existence of a material default under any such Lease or been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of the Company, threatened to terminate the Lease before the expiration date specified in the Lease.  The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such Lease.  The Company has delivered or made available to the Buyer complete and accurate copies of each of the Leases.  Neither the Company, nor, to the Company’s knowledge, any other party thereto, is in breach or default of any payment obligation under, or is otherwise in breach or default in any material respect under, any of such Leases.

(c)           The Leased Real Property constitutes all of the real property (or interests in real property) currently used in the conduct of the business of the Company.

2.12        Intellectual Property.

(a)           As used herein “Intellectual Property” means all, and all rights in or associated with, (i) patents, patent applications, patent disclosures and similar rights in inventions; (ii) trademarks, service marks, trade dress, trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, together, to the extent applicable, with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) computer software data, databases and documentation thereof; (v) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vi) domain names.  As used herein, “Company Intellectual Property” means Intellectual Property owned or used by the Company.

(b)           Schedule 2.12 hereto contains a list of all material Company Intellectual Property included in clauses (i), (ii), (iii), (iv) (excluding “off-the-shelf” or “shrink wrap” software programs or products) and (vi) of the definition of Intellectual Property that the Company owns and has registered with a governmental or other appropriate authority, or with respect to which the Company has filed an application for such a registration, except for any Company Intellectual Property that has been abandoned by the Company in the ordinary course of business.  Schedule 2.12 also contains a list of all of the Company’s current products and any products in development and expected to be ready for release to customers in the next three (3) months.  Schedule 2.12 also contains a list of all material licenses granted (x) by the Company to any third party with respect to any owned Company Intellectual Property and (y) by any third party to the Company with respect to any Company Intellectual Property (excluding “off-the-

shelf” or “shrink wrap” programs or products).  All material Company Intellectual Property is currently in compliance with all formal legal requirements and is valid and subsisting.

(c)           Except as set forth on Schedule 2.12, (i) the Company has not received any written notices of infringement or misappropriation from any third party with respect to any third party Intellectual Property; (ii) the Company is not violating any Intellectual Property of any other person; and (iii) to the Company’s knowledge, no third party is infringing on any Company Intellectual Property owned by the Company.

(d)           Except as set forth on Schedule 2.12, the Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any version of the General Public License, Lesser General Public License or any similar license arrangement.

(e)           All Intellectual Property that is Company Intellectual Property owned by Company was created solely by either (i) employees of the Company or (ii) by third parties, and in each case such employee or third party has validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company, and no third party owns or has any rights to any Intellectual Property that is Company Intellectual Property owned by Company.  The Company has in its records and has made available to the Buyer true and correct copies of the forms for such assignments.

2.13        Computer Programs.

(a)           Definition of Computer Programs.  “Computer Program(s)” means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and portions thereof, and (ii) all associated data and compilations of data, regardless of their form or embodiment.  “Computer Programs” shall include, without limitation, all source code, object code, natural language code, all versions, all screen displays and designs, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

(b)           List of Computer Programs.  Schedule 2.13 includes a list and brief description of the Computer Programs (other than generally available commercial off-the-shelf Computer Programs used internally by the Company in accordance with the applicable license agreement) that are in whole or in part owned, licensed, distributed, copied, modified, displayed, sublicensed or otherwise used by the Company in connection with the operation of its business as now conducted or as now proposed to be conducted in its written business documents (such Computer Programs being referred to herein as the “Company Software”), identifying with respect to each such Computer Program whether it is owned or licensed by the Company.

(c)           Software Contracts.  Each and every Computer Program included in whole or in part in the Company Software is either: (i) owned by the Company; (ii) currently in the public domain or otherwise available for use, modification and distribution by the Company without a license from or the approval or consent of any third party; or (iii) licensed or otherwise used by the Company pursuant to the terms of a valid, binding written agreement (“Software Contract”).  Schedule 2.13 identifies all Software Contracts and classifies each such Software Contract under one or more of the following categories: (A) license to use third party software; (B) development contract, work-for-hire agreement, or consulting agreement; (C) distributor, dealer or value-added reseller agreement; (D) license or sublicense to a third party (including agreements with end-users); (E) maintenance, support or enhancement agreement; or (F) other.  No Software Contract creates, or purports to create, obligations or immunities with respect to any Intellectual Property Rights of the Company, including but not limited to, obligations requiring the disclosure or distribution of all or a portion of the source code for any Company Software.

(d)           At the time of shipment or downloading of Company Software to Company customers or licensees, no portion of Company Software:

(i)            sold or licensed by the Company directly or indirectly to end users contained, on the date of shipment by the Company;

(ii)           currently for sale or license directly or indirectly to end users contains; and,

(iii)          other than that specified in the preceding (i) and (ii) in this sentence, to the knowledge of the Company contains;

any software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other similar actions.  The Company uses industry standard methods to detect and prevent viruses and other code covered by the preceding sentence (and subsequently to correct or remove such viruses) that may be present in Company Software at the time of shipment or downloading of Company Software to Company customers or licensees.  Company Software does not include or install any spyware, adware, or other similar software which monitors the use of any remote computer without the knowledge and express consent of the users of such remote computer at the time of shipment or downloading of Company Software to Company customers or licensees.

2.14        Warranty Obligations.  Schedule 2.14 sets forth a list of all currently effective forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products or services, as well as the duration of each such warranty obligation.  The Company has delivered to the Buyer or its counsel true and correct copies of all such warranty obligations prior to the execution of this Agreement.

2.15        Material Contracts.  Schedule 2.15 hereto sets forth for the Company a list of all of the following contracts and agreements in effect on the date of this Agreement, except those that will be terminated at or prior to the Closing:

(a)           contracts that provide for annual payments by the Company of more than $50,000 within any twelve month period from and after the date hereof;

(b)           agreements, contracts, indentures and other instruments of the Company relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any asset of the Company, other than Permitted Liens, or the guaranty of any obligation for the borrowing of money, in each case in excess of $50,000;

(c)           contracts that materially limit the ability of the Company to engage in any line of business in any geographic area, compete with any other Person or otherwise materially limit the method of conducting or the scope of their businesses;

(d)           any contract, agreement, arrangement or other instrument involving annual payments to the Company and in excess of $50,000;

(e)           employment, severance, retention and deferred compensation agreements or arrangements involving the payment of at least $50,000 annually by Company;

(f)            contracts of the Company with any officer, director or Affiliate of the Company;

(g)           collective bargaining agreement or other contract with any union, labor organization, employee group or similar entity;

(h)           stock purchase, stock option, phantom stock or similar plan;

(i)            lease or agreement under which the Company is lessee of or holds or operates any personal property owned by any other party that involves payments in excess of $50,000 in any twelve month period;

(j)            joint venture, affiliation or partnership agreements and any other agreements that provide for the sharing of profits and losses; or

(k)           any other contracts, agreements or instruments that are material to the Company.

All of the foregoing, including amendments, supplements and modifications thereto, are herein called “Material Contracts.”  The Company has made available to the Buyer true and correct copies of all Material Contracts.  Each Material Contract is valid and in full force and effect.  The Company and, to the knowledge of the Company, each other party thereto, have performed all material obligations required to be performed by them thereunder.  The Company is not in breach or default under any material provision of any Material Contract.  To the knowledge of the Company, no third party is in breach or default under any material provision of any Material Contract.  The Merger will not give rise to or otherwise result in (i) a right of termination under, or a breach of, or any loss or change in the rights or obligations of Company under any Material Contracts or any agreements relating to Company Intellectual Property; (ii) an obligation under any Material Contracts or any agreements relating to Company Intellectual Property on the Company to pay any royalties or other amounts to any third party in excess of those that Company is otherwise obligated to pay absent a Merger, or (iii) the Buyer’s granting to any third party any right to or with respect to any of the Buyer’s Intellectual Property.

2.16        Litigation.  Except as disclosed on Schedule 2.16, there is no claim, action, arbitration, investigation, suit, or proceeding (each an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its officers, directors or employees, or any of its properties before any court or arbitrator or any federal, state, municipal or other court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, a “Governmental Authority”) and there is no basis for any of the foregoing.  There is no investigation pending or, to the knowledge of the Company, threatened against the Company, before any Governmental Authority and no basis for any of the foregoing.  Schedule 2.16 sets forth, as of the date hereof, with respect to any pending Action to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, or the nature of any other relief sought.  The Company is not subject to any outstanding judgment, order or decree of any Governmental Authority other than any such Action, judgment, order or decree that would not have a Company Material Adverse Effect.

2.17        No-Conflict; Required Consents and Approvals.  Except as set forth on Schedule 2.17, the Company’s execution, delivery and performance of this Agreement, consummation of the Mergers and the other transactions contemplated hereby and the other agreements, instruments and documents of the Company contemplated hereby do not, and will not result in any violation of, constitute a default under, conflict with or result in any breach of, or result in the termination or cancellation of, or create in any party the right to terminate or cancel the rights or entitlements under (a) the Company Organizational Documents; (b) any Material Contract; (c) any Authorization; or (d) any law, statute, regulation, rule, ordinance, judgment, decree or order applicable to the Company, except as would not have a Company Material Adverse Effect.  Except as set forth on Schedule 2.17 and except for the filing of the Articles of Merger and the filings required with the Commonwealth of Massachusetts and the State of Delaware to effect the LLC Merger, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or any third party is required on the part of the Company for or in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

2.18        Licenses and Permits.  Schedule 2.18 hereto sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company that are material to the business of the Company (except for licenses, permits and authorizations relating to Environmental Laws, as to which Section 2.22 only applies) (collectively, the “Authorizations”).  The Authorizations represent all Authorizations required for the Company to conduct its business as currently conducted and proposed to be conducted in all material respects and, all such Authorizations are in full force and effect and the business of the Company is being operated in compliance in all material respects therewith.  To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company believes will be remedied within applicable cure periods.  The Authorizations will remain in effect following the Closing and the consummation of the Merger and the other transactions contemplated by this Agreement.

2.19        Compliance with Laws.  The Company is, and the businesses of the Company are being conducted, in compliance with all foreign, federal, state or local statutes, laws,

ordinances, judgments, decrees, orders or governmental rules and regulations applicable to them in all material respects (except as to Environmental Laws, as to which Section 2.24 only applies).

2.20        Employees, Consultants and Compensation.

(a)           Except as described on Schedule 2.20 hereto, (i) no employees of the Company are represented by any union or similar labor organization, and (ii) neither the Company has not experienced any labor strike, slowdown, stoppage, grievance, labor arbitration, claim of unfair labor practices or organizational effort at any time during the last five (5) years, nor to the knowledge of the Company are any such activities or actions currently threatened against the Company.

(b)           Schedule 2.20 sets forth (i) a true and correct list of the name, current annual salary, target bonus and commission arrangement of each officer or employee of the Company and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company to each such person for the current fiscal year.  Schedule 2.20 also sets forth a true and correct list of the name and current compensation arrangement of each consultant or independent contractor presently providing services to the Company or who has provided services to the Company in the last twelve months, as well as the title of the agreement under which such services are provided.

(c)           The Company is in compliance, in all material respects, with the Federal Fair Labor Standards Act and all applicable federal, state and local laws relating to employment discrimination, employee welfare and labor standards.

(d)           The Company is in compliance, in all material respects, with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable federal, state and local laws relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes.  Except as provided in Schedule 2.20 and except for routine claims brought by individual employees that will not result in any material liability, no proceedings are pending before any federal, state, municipal or other court, governmental, regulatory or administrative body or agency, or private arbitration tribunal relating to labor or employment matters, and the Company has not received any notice from any Governmental Authority of any pending investigation by any such body or agency or, to the knowledge of the Company, threatened material claim by any such body or agency or other third party relating to labor or employment matters.

(e)           The Company has not incurred any liability under the Worker Adjustment and Restraining Notification Act (the “WARN Act”) or similar state laws with respect to their respective employees.

(f)            Schedule 2.20 lists all current employee manuals, handbooks, employment policy statements, employment agreements and other materials relating to the employment of the Company’s current employees.

(g)           All present and former employees of the Company have entered into and delivered to the Company the Company’s form of nondisclosure, assignments of inventions and noncompetition agreement in substantially the form provided to the Buyer and its counsel, except that administrative personnel have entered into and delivered to the Company the Company’s form of nondisclosure and assignments of invention agreement in substantially the form provided to the Buyer and its counsel.

(h)           There are no material term employment, guaranteed bonus or commission or severance agreement to which the Company is a party or to which the Company is bound.

(i)            No employee, contractor, executive, shareholder or option holder has or shall have any Action or basis therefor against the Company, or shall have made, asserted or threatened such an Action or demand, and the Company shall have given Buyer prompt written notice of any asserted or threatened Action.

2.21        Benefit Plans.

(a)           Schedule 2.21 hereto sets forth all employee benefit plans and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company for the benefit of its current or former employees, or with respect to which the Company has any liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA) (the “Benefit Plans”).

(b)           With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of:  (i) any and all plan documents and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the two most recent annual reports, if applicable; (iv) the two most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable.  Since the date of the foregoing Benefit Plan documents, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations that could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Benefit Plan.  Each of the Benefit Plans can be amended, modified or terminated by the Company within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code.  Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred which could be expected to adversely affect such qualified status.  The Company does not have any other ERISA Affiliates.  For these purposes, “ERISA Affiliate” means any entity which is under common control with the Company within the meaning of Section 414 of the Code;

(c)           Except as set forth on Schedule 2.21, with respect to each Benefit Plan:  (i) such plan has been administered in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which any fiduciary of any Benefit Plan, including, without limitation the Company or any officer, director or employee thereof, or any Benefit Plan, reasonably could be expected to be liable in any material respect; (iii) no material disputes are pending or, to the knowledge of the Company, threatened; and (iv) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan reasonably could be expected to be liable for any tax, penalty or other liability.

(d)           Except as set forth on Schedule 2.21, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company; (ii) accelerate the time of payment or vesting under any Benefit Plan or (iii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

(e)           None of the Benefit Plans is, nor the Company has ever maintained, had an obligation to contribute to, or incurred any other obligation with respect to (i) a plan subject to Title IV of ERISA, Section 412 of the Code, or Title I, Subtitle B, Part 3 of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in ERISA or the Code or (iv) except as set forth on Schedule 2.21, a funded welfare benefit plan, as defined in Section 419 of the Code.  Except as set forth on Schedule 2.21, there are no trusts or similar funding vehicles with respect to any Benefit Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA).

(f)            Except as set forth on Schedule 2.21, the Company has no obligation to provide any deferred compensation, pension or non-pension benefits to any individual, including, without limitation, any retired or other former employee or director (or any beneficiary thereof), except for health benefits as specifically required by the continuation coverage provisions of federal or state law as applied to any Benefit Plan that is a group health plan (as defined in Section 601 et seq. of ERISA) or pension benefits payable from any Benefit Plan, which are intended to be qualified within the meaning of Section 401(a) of the Code.  All plans, agreements and other arrangements maintained or entered into by the Company for any service provider that are “deferred compensation” subject to Section 409A of the Code comply with the requirements of that Section or can be timely amended to comply with that Section.

(g)           The Company has classified all individuals who perform services for it correctly, in accordance with the terms of each Benefit Plan, ERISA, the Code and all other applicable laws, as common law employees, independent contractors or leased employees, except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a material liability for the Company.

2.22        Insurance.  Schedule 2.22 contains an accurate and complete list of all insurance policies owned, held by or applicable to the Company, including the name of the insurer, the amounts of coverage provided by such policies, the annual premiums thereof and a list of any claims made by the Company thereunder or under any predecessor policies.  All such policies are valid and in full force and effect, and no notice of denial of coverage, cancellation or termination has been received with respect to any such policies.  All premiums due and payable under such policies have been paid and the Company is otherwise in compliance with the terms of such policies.  Such policies will remain in effect after the Closing, and the applicable limits under such policies have not been exhausted.  The Company has made available to the Buyer copies of all insurance policies or self-insurance programs and arrangements relating to the business, assets and operations of the Company.

2.23        Brokers.  The Company has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee, finder’s fee, commission or other similar amount in connection with the transactions contemplated by this Agreement.

2.24        Compliance with Environmental Laws.  Except as set forth on Schedule 2.24:

(a)           All of the Company’s current operations are in material compliance with all Environmental Laws (as hereinafter defined).

(b)           The Company’s use, handling, manufacture, treatment, processing, storage, generation, release, discharge, transportation and disposal of medical or biohazardous material and Hazardous Substances (as hereinafter defined) in their current operations comply with, and have not created material liability under, applicable Environmental Laws.

(c)           The Company has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the current operations of the Company are in material compliance with the terms and conditions of any required permits, licenses and authorizations.

(d)           There are no pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company.

As used herein, the following terms shall have the meanings indicated below:

“Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules, codes and ordinances relating to medical or biohazardous materials, pollution, the use, treatment, storage, transportation or disposal of Hazardous Substances or the discharge of materials into the Environment.

“Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

“Hazardous Substances” shall mean any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.) and the Clean Air Act (42 U.S.C. §7401 et seq.), and including, without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

“Environmental Claim” shall mean any notice, litigation, proceeding, order, directive, summons, complaint or citation from any governmental authority relating to Environmental Laws or Hazardous Substances, or medical or biohazardous materials.

2.25        Affiliated Transactions.  Except as set forth on Schedule 2.25, no officer, director or Affiliate of the Company or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family, is a party to any agreement, contract or commitment or has within the past twelve months engaged in any material transaction with the Company or has any material interest in any property used by the Company.  Except as set forth on Schedule 2.25, no employee of the Company is a member of the Principal Shareholder’s immediate family.

2.26        Undisclosed Liabilities.  Except as set forth on Schedule 2.26, the Company has no liabilities, obligations, indebtedness or contingencies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities in respect of or measured by the Company’s income, and there are no liabilities, claims, indebtedness or obligations related to or arising out of any act, omission, transaction, sale or license of goods or services, or existing condition, situation or set of circumstances, whether or not then known, due or payable, other than (a) liabilities disclosed or provided for on the Balance Sheet; (b) liabilities disclosed on Schedule 2.26; and (c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not, in the aggregate, material to the Company.

2.27        Customers and Suppliers.

(a)           Schedule 2.27 lists the Company’s ten (10) largest customers (by revenue to the Company) for each of 2005 and for the period January 1, 2006 through October 31, 2006 and the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased by the Company during each of (i) 2005 and (ii) the period from January 1, 2006 through October 31, 2006.  The Company has not received written notice that any such customer or supplier will not continue to do business with Company following the Closing upon substantially the same terms as such customer or supplier did business with the Company prior to the Closing.

(b)           As of the date hereof, except as set forth on Schedule 2.27, no customer has individually accounted for more than five percent (5%) of the Company’s gross revenues during the preceding twelve (12) month period and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company.

2.28        Accounts Receivable.  Except as set forth on Schedule 2.28, all accounts and notes receivable shown on the Balance Sheet (the “Accounts Receivable”) included in the Financial Statements have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing on the Balance Sheet and net of returns and payment discounts allowable by the Company’s policies).  To the Company’s knowledge, the Accounts Receivable (i) are not subject to any valid counterclaims or setoffs other than credits, returns and allowances in the ordinary course of business; (ii) resulted from a bona fide sale or license to a customer in the ordinary course of business; and (iii) can reasonably be expected to be paid in full without collection efforts within ninety (90) days of their respective due dates.  Except as set forth on Schedule 2.28, no Person has any Lien on such receivables or any part thereof, and no material agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables, other than in the ordinary course of business.

2.29        Inventory.  The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in good faith and in accordance with the Company’s current practices consistently applied.  Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business.  All such inventory is owned free and clear of any Liens, except as disclosed in the Financial Statements.  All of the inventory recorded on the Balance Sheet consists of, and all inventory as of the Closing Date will consist of, items of a quality usable or saleable within thirty (30) days in the ordinary course of business consistent with past practices and are and will be in quantities and qualities sufficient for the normal operation of the Company’s business in accordance with its past practices.

2.30        Absence of Certain Business Practices.  Since January 1, 2003, neither the Company, nor to the knowledge of the Company, any of its directors, officers, agents, representatives or employees, or any other Person associated with or acting for or on behalf of the Company, has, directly or indirectly: (a) made or agreed to give any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company; or (b) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company will do business directly or indirectly, which, in the case of either clause (a) or clause (b) above, could reasonably be expected to subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding.  The Company has not established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.31        Real Property Holding Corporation.  Since its date of incorporation, the Company has not been, and as of the date of the Closing shall not be, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder.  The Company has no current plans or intentions which would cause the Company to become a “United States real property holding corporation,” and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

2.32        Disclosure.  Neither this Agreement nor any other agreement, document or certificate delivered pursuant to this Agreement to the Buyer or its counsel by or on behalf of the Company and/or the Principal Shareholder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact within the knowledge of the Principal Shareholder that has not been disclosed herein or in writing to the Buyer and that the Principal Shareholder should reasonably expect to have a Company Material Adverse Effect in the reasonably foreseeable future.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

The Principal Shareholder hereby represents and warrants to the Buyer that each of the statements contained in this ARTICLE 3 is true and correct as of the date hereof.

3.1          Title to and Validity of Shares.  The Principal Shareholder has, and immediately prior to the Closing will have, legal, valid and marketable title to 5,900,000 outstanding shares of the Company Common Stock, free and clear of all Liens (other than Liens arising under applicable securities laws.  As of the date hereof, the Principal Shareholder is the sole record and beneficial owner of the Company.  The Principal Shareholder has the unrestricted power to vote the shares of Company Common Stock held by him and has voted all such shares of Company Common Stock in favor of the execution of this Agreement and the Merger.  The Principal Shareholder is not a party to any agreement currently in effect and will not become a party to any agreement providing for the sale (contingent or otherwise) of any Company Shares, any interest therein or in any other capital stock or security of the Company, including any calls, commitments or claims of any other character relating to the sale of any Company Shares or any other capital stock or security of the Company.  Except for outstanding options to purchase 774,411 shares of Company Common Stock under the Company Stock Plans, neither the Company nor the Principal Shareholder has any obligation to issue any securities of the Company to any other person.  The Principal Shareholder has not granted any option or other right to purchase any securities of the Company to any other Person.

3.2          No Conflicts; Authority.  Except as set forth on Schedule 3.2, the Principal Shareholder’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents to which he is a party contemplated hereby do not and will not result in any violation of, constitute a default under, conflict with or result in any breach of, or result in the termination or cancellation of, or create in any party the right to terminate or cancel the rights or entitlements under (a) the Company Organizational Documents, (b) any third party contract, (c) any Authorization, or (d) any law, statute, regulation, rule, ordinance, judgment, decree or order applicable to the Principal Shareholder, except as would not have a Company Material Adverse Effect.  Except as set forth on Schedule 3.2 and except for the filing of the Articles of Merger, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or any party to any contract is required on the part of the Principal Shareholder for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Principal Shareholder.  The Principal Shareholder has the power and authority and has taken all required action on his part to permit him to execute and deliver this Agreement and to carry out the terms of this Agreement and the other agreements, instruments and documents contemplated hereby to which he is a party.

3.3          Brokers.  The Principal Shareholder has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Principal Shareholder is under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the transactions contemplated by this Agreement.

3.4          Validity and Enforceability.  This Agreement is, and each of the other agreements, instruments and documents of the Principal Shareholder contemplated hereby will be when executed and delivered by the Principal Shareholder, the valid and legally binding obligations of the Principal Shareholder, enforceable against him in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and to general equitable principles.

3.5          Accredited Investor; Principal Shareholder Representations.  The Principal Shareholder is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.  The Principal Shareholder is acquiring the Stock Consideration solely for his own account and not with a view to or for resale in connection with a distribution thereof.  The Principal Shareholder is able to bear the economic risk of owning the Stock Consideration for an indefinite period of time.  The Principal Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of receiving the Stock Consideration.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Principal Shareholder that each of the statements contained in this ARTICLE 4 is true and correct as of the date hereof.

4.1          Organization, Power and Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate requisite power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate requisite power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.  The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate requisite power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

4.2          Power and Authority; No-Conflict.  Each of the Buyer, Merger Sub and the LLC has the corporate or limited liability company power and authority and has taken all action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of such party contemplated hereby.

4.3          Consents and Approvals.  The execution, delivery and performance of this Agreement by the Buyer, Merger Sub and LLC and the other agreements, instruments and documents to which any of them are parties contemplated hereby do not, and will not result in any violation of, constitute a default under, conflict with or result in any breach of, or result in the termination or cancellation of, or create in any party the right to terminate or cancel the rights or entitlements under (a) such entity’s certificate of incorporation, certificate of formation, limited liability company agreement or bylaws, as the case may be, each as amended and in effect as of the date hereof; (b) any material contract of the Buyer; (c) any licenses, permits and authorizations of governmental authorities held by the Buyer; or (d) any law, statute, regulation, rule, ordinance, judgment, decree or order applicable to the Buyer, except as would not have a material adverse effect on the Buyer’s business, prospects, condition (financial or otherwise) or results of operations.  Except for the filing of the Articles of Merger and those filings required to effect the LLC Merger and as provided under applicable federal and state securities laws, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Buyer, Merger Sub or the LLC for the execution, delivery and performance of this Agreement by the Buyer, Merger Sub, or the LLC and the consummation by them of any of the transactions contemplated hereby.

4.4          Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Buyer, Merger Sub or the LLC contemplated hereby will be when executed and delivered by such party, the valid and legally binding obligations of the applicable party, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and to general equitable principles.

4.5          Brokers.  The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

4.6          Capital Stock.  As of September 30, 2006, the authorized capital stock of the Buyer consisted of 2,000,000 shares of preferred stock, $0.01 par value per share, none of which were issued and outstanding, and 35,000,000 shares of Buyer Common Stock, of which 4,010,770 shares were issued and outstanding as of November 13, 2006.  As of September 30, 2006, options to purchase 354,074 shares of Buyer Common Stock were outstanding under the Buyer’s option plans.

4.7          Issuance of Buyer’s Common Stock.  The shares of Buyer Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable and issued in a transaction exempt from the registration under applicable federal and state securities laws, subject to the truth and accuracy of the representations set forth in Sections 2.6 and 3.5 hereof.

ARTICLE 5
COVENANTS

For the avoidance of doubt, references in this Agreement to phrases such as “the transactions contemplated hereby,” “the transactions contemplated by this Agreement,”

“transactions that are the subject of this Agreement,” “the performance of this Agreement” and other similar phrases shall include, without limitation, both of the Mergers.

5.1          Access to Information; Confidentiality.

(a)           The Company shall permit the Buyer and its counsel, auditors, accountants, consultants and other representatives full access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, senior executive personnel, books and records of the Company and shall use reasonable efforts to provide access to Persons doing business with the Company.  Any such access shall be managed by and conducted through the Company and the Principal Shareholder, and shall be subject to such other limitations as reasonably required to prevent unreasonable disruption of the business of the Company.  The Company, the Principal Shareholder and the Buyer shall cooperate in good faith during the period between the date of this Agreement and the Closing Date to enable the Buyer to conduct due diligence, taking into account due regard for the importance of the Company’s relationships with its customers, vendors, employees and other business partners.  The Buyer shall not contact (in connection with the transactions contemplated by this Agreement) any of the Company’s customers, vendors, employees or business partners without providing the Principal Shareholder with prior notice and an opportunity to arrange, schedule and coordinate such contact.  The Company, the Principal Shareholder and the Buyer shall conduct these activities reasonably and in good faith.

(b)           The confidentiality agreement between the Buyer and the Company, dated May 24, 2006, shall remain in full force and effect and shall be applicable to the Company, the Principal Shareholder and the Buyer.

5.2          Conduct of Business.  Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Buyer shall otherwise consent in writing:

(a)           Required Actions.  The Company shall:

(i)            maintain its legal existence;

(ii)           conduct its business only in the ordinary course consistent with past practices; and

(iii)          use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b)           Prohibited Actions.  Except as specifically required by this Agreement, without the prior written consent of the Buyer, the Company shall not:

(i)            authorize or effect any change to the Company Organizational Documents;

(ii)           assign, transfer or dispose of any properties or assets, including Company Intellectual Property, having a recorded cost or for consideration in excess of $2,500 or acquire any material asset for consideration in excess of $2,500, other than sales of inventory in the ordinary course of business consistent with past practice;

(iii)          incur any indebtedness for borrowed money or guarantee any amount or incur or become subject to any material liabilities, other than in the ordinary course of business consistent with past practices;

(iv)          subject any of its properties or assets to any Lien, other than Permitted Liens;

(v)           modify, amend, cancel or terminate any Material Contract, except in the ordinary course of business;

(vi)          make any change in its accounting practices, other than any change required by applicable law or in connection with the preparation of the GAAP Financial Statements;

(vii)         make any material change to any material Tax election or Tax Return, other than any change required by law;

(viii)        adopt any plan or agreement for or effect any restructuring, merger, arrangement, consolidation, recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(ix)           issue, sell, or transfer, pledge, dispose of or encumber any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, except upon the exercise of Company Options outstanding on the date hereof;

(x)            make any material investment in, or any material loan to, any other Person not in the ordinary course of business;

(xi)           declare, set aside or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind); declare any stock split or stock combination; or redeem, purchase or otherwise acquire any of its capital stock;

(xii)          make any capital expenditures or commitments therefor, except in the ordinary course of business;

(xiii)         make any loan to, or enter into any other material transaction with, any of its directors, officers, and or employees other than for reasonable and customary advances of travel and other miscellaneous expenses incurred in the ordinary course of business of the Company;

(xiv)        enter into any contract, agreement, arrangement or commitment that would have been required to have been disclosed as a Material Contract pursuant to Section 2.15 had it been entered into prior to the date hereof, other than new customer contracts in the ordinary course of business;

(xv)         adopt any new Benefit Plan, increase the benefits payable under any Benefit Plan or enter into any agreement to so adopt or increase benefits payable under any Benefit Plan, except in the ordinary course of business;

(xvi)        make any material change to the methods or procedures for billing, collecting, or recording accounts receivable, or make any material change to the methods, procedures or timing for paying or recording accounts payable other than as required in connection with the preparation of the GAAP Financial Statements;

(xvii)       settle, compromise or waive any material claim or cause of action;

(xviii)      grant any reseller, distribution, exclusive marketing or resale right or license; or

(xix)         authorize, agree or commit to do any of the foregoing.

5.3          Exclusivity.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE 8, neither the Company nor the Principal Shareholder will, directly or indirectly, solicit any competing offers for the acquisition of the Company, or any merger, sale of all or substantially all of the assets or business of the Company or similar transactions involving the Company, or provide any information, have any discussions, negotiate with respect to or commit to any unsolicited offer or indication of interest with respect to any such acquisition or sale.

5.4          Consents and Approvals; Stockholder Vote.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE 8, the parties shall cooperate and use all reasonable efforts to obtain (a) all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby that are required to be obtained by applicable law or regulations or otherwise and (b) all consents and approvals that are listed on Schedule 2.15 and marked by an asterisk.  The Company and the Principal Shareholder will take such actions as are reasonably necessary to ensure the adoption and approval of the Agreement and the Merger by the stockholders of the Company prior to the Closing Date.

5.5          Reservation of Shares of Buyer Common Stock.  The Buyer shall reserve a sufficient number of shares of Buyer Common Stock for issuance of the Stock Consideration upon the Closing.

5.6          Commercially Reasonable Efforts.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

5.7          Books and Records.  From and after the Closing, the Buyer will cause the Company to maintain a reasonable records retention policy.  For a period of seven (7) years following the Closing, the Principal Shareholder and its accountants, lawyers and representatives shall be entitled upon reasonable notice and during normal business hours to have access to and to make copies of relevant books and records of the Company with respect to periods or occurrences prior to Closing for any reasonable purpose relating to the Principal Shareholder’s ownership of the Company prior to the Closing, including, without limitation, the preparation of Tax Returns.  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.7 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

5.8          Filing of Tax Returns.

(a)           Tax Periods Ending on or Before the Closing Date.  The Principal Shareholder shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns with respect to any taxable period of the Company that ends  on or before the Closing Date (the “Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date.  The Principal Shareholder shall permit the Buyer to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing.  All Tax Returns to be prepared by or for the Principal Shareholder pursuant to this Section 5.8(a) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law.  The Principal Shareholder shall be responsible for all Taxes of the Company for all Pre-Closing Taxable Periods and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Taxable Periods.  Such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant Tax authority.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer and/or the Company shall cause to be prepared and filed any Tax Returns of the Company for any period that includes but does not end on the Closing Date (a “Straddle Period”). The Buyer and the Company shall permit the Principal Shareholder to review and comment on each such Tax Return described in the prior sentence at least  ten (10) days prior to filing. All Tax Returns to be prepared by or for the Buyer or the Company pursuant to this Section 5.8(b) shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by law. The Principal Shareholder shall be responsible for and shall pay to (or as directed by) the Company amounts equal to the portions of such Taxes that relate to Pre-Closing Taxable Periods as determined under this Section 5.8(b), and such payments shall be made in each applicable case by no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant Tax authority.  For purposes of this Section 5.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for any Straddle Period, the portion of such Tax that relates to the Pre-Closing Taxable Period shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be on a basis consistent with the allocations made pursuant to the preceding sentence.  The Principal Shareholder shall not be liable to the Buyer for penalties and interest resulting from the Buyer’s knowing failure to timely file any required Tax Returns for any Straddle Period, except as a result of any breach of Section 2.9.

5.9          Cooperation on Tax Matters.

(a)           The Buyer, the Company and the Principal Shareholder shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Section 5.8 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)           The Principal Shareholder agrees that all books and records in his possession with respect to Tax matters pertinent to the Company are the property of the Company.  The Principal Shareholder shall deliver all such books and records to the Company prior to Closing.  After the Closing, the Company shall make available to the Principal Shareholder such books and records to the extent reasonably necessary for the Principal Shareholder’s filing of Tax Returns pursuant to Section 5.8 or for any other reasonable purpose related to the Principal Shareholder’s ownership of the Company prior to the Closing.

(c)           The Buyer, the Company and the Principal Shareholder will cooperate to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company (including, but not limited to, with respect to the transactions contemplated by this Agreement).

5.10        Repayment of Indebtedness.  (a)  To the extent the Company has any pre-Closing Indebtedness, the Company shall be required to take action in order to arrange to pay off such Indebtedness in advance of or at Closing such that, at the Closing, the Company shall be in a cash-free, debt-free position.

(b)           Prior to the Closing, the Principal Shareholder shall fully pay and discharge any and all loans, notes or other indebtedness owing to the Company.

5.11        Cooperation in Preparation of GAAP Financial Statements.  The Company shall, and shall use commercially reasonable efforts to cause its employees, auditors and accountants to, provide reasonable cooperation in connection with the preparation of the GAAP Financial Statements required to be delivered pursuant to Section 6.1(i), including by providing such access, information and assistance as reasonably requested by the Buyer, its agents, counsel, accountants and consultants.  In addition, the Company, the Principal Shareholder and the Company’s management shall execute and deliver such certifications and other documents as are reasonably required by the Buyer’s independent auditors and management, as required in Section 6.1(j).

ARTICLE 6
CONDITIONS TO CLOSING

6.1          Conditions Precedent to the Buyer’s and Merger Sub’s Obligations.  The obligation of the Buyer and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  (A) Each of the representations and warranties contained in ARTICLE 2 and ARTICLE 3 (other than those that address matters as of particular dates) shall be true, complete and correct when made and at and as of the Closing as though then made (disregarding any qualification as to materiality, Company Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in ARTICLE 2 or ARTICLE 3 that addresses matters as of particular dates shall be true, complete and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           Obligations Performed.  The Company and the Principal Shareholder shall have performed in all material respects, on or before the Closing Date, all obligations, covenants and agreements contained in this Agreement that by the terms hereof are required to be performed by it or him on or before the Closing Date, unless the failure to perform any such obligation on or before the Closing Date would not have a Company Material Adverse Effect or a material adverse effect on the Buyer or the consummation of the transactions contemplated hereby.

(c)           Compliance Certificate.  The Buyer shall have received a certificate signed by an authorized officer of the Company certifying as to the matters set forth in Sections 6.1(a) and (b).

(d)           Secretary’s Certificate.   The Buyer shall have received from the Company a certificate from the Secretary of the Company certifying (i) the articles of organization and bylaws of the Company; (ii) the resolutions of the Company’s Board of Directors approving this Agreement, the Merger and the transactions contemplated by this Agreement; (iii) the resolutions of the stockholders of the Company approving this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iv) the incumbency and specimen signatures of the officers of the Company.

(e)           Required Consents.  All of the approvals, consents and licenses listed on Schedule 2.17 and marked with an asterisk shall have been obtained and no such approval, consent or license shall have been revoked.  In addition, the Company shall have obtained all statutory or other governmental approvals required on its part to effect the Mergers and the other transactions contemplated by this Agreement.

(f)            Appraisal Rights.  Holders of not more than five percent (5%) of the outstanding shares of Company Common Stock at Closing shall have exercised appraisal rights under the MBCA.

(g)           No Injunction or Litigation.  There shall not be (i) any judgment, order, decree or injunction of any court or Governmental Authority that restrains, enjoins or otherwise prohibits the Merger or otherwise materially adversely affects the consummation of the transactions that are the subject of this Agreement; or (ii) any pending Action by any Governmental Authority seeking to restrain, enjoin or otherwise prohibit the Mergers or the other transactions that the subject of this Agreement or to obtain a material penalty or other remedy with respect thereto.  No Action commenced after the date hereof shall be pending on the Closing Date that challenges or might reasonably be expected to challenge this Agreement, the Merger or any other transaction contemplated hereby and no Action commenced after the date hereof shall claim, or reasonably be expected to claim, damages in a material amount as a result of the consummation of the Merger or any other transaction contemplated by this Agreement, excluding any Actions commenced by shareholders of the Buyer.

(h)           Sellers’ Representative.  If any Company Options are exercised between the date of this Agreement and the Closing Date, the Principal Shareholder shall have entered into a Sellers Representative Agreement with the other stockholders of the Company as of the Closing Date, which agreement shall be in form and substance reasonably acceptable to the Buyer (the “Representative Agreement”).  The Representative Agreement shall provide that the Principal Shareholder shall be appointed to serve as the representative of all of the Company’s stockholders in connection with the transactions contemplated by this Agreement, including, in particular the issuance to the Company’s stockholders of securities of the Buyer.  The Representative Agreement shall also include certifications from the Principal Shareholder to the Company’s other stockholders that the Principal Shareholder (i) is familiar with the definition of “purchaser representative” set forth in Rule 501(h) of the Securities Act; (ii) is qualified to serve as such in connection with the transactions contemplated by this Agreement (including with regard to the issuance of securities of the Buyer to the Company’s stockholders); (iii) is not an affiliate, director, officer or other employee of the Buyer prior to the Closing; and (iv) has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and benefits of the transactions contemplated by this Agreement, and that the Principal Shareholder has agreed to serve as the “purchaser representative” for the Company’s other stockholders.

(i)            Financial Statements.  The Buyer shall have received the GAAP Financial Statements of the Company and the GAAP Financial Statements, as well as the reports and reviews included therewith, as well as an unqualified audit report thereon by Vitale Caturano & Company Ltd., all of which shall be reasonably satisfactory to the Buyer and consistent in all material respects with (A) the financial performance and profile of the Company as presented to the Buyer and (B) the basis on which the Buyer valued the Company (acknowledging that there will be required GAAP adjustments such as the timing of revenue recognition).

(j)            Financial Certifications.  The Buyer shall have received a certification from the Chief Executive Officer of the Company, addressed to the Buyer and the Chief Executive Officer and Chief Financial Officer of the Buyer, in the form reasonably requested by the Buyer, as part of the Buyer’s procedures with respect to the certifications required of the Buyer in its filings with the SEC under Rule 13a-14(a) and Rule 15d-14(a) of the Exchange Act of 1934, as amended.  The Buyer and/or its independent auditor shall have received from the Company, its management and/or the Principal Shareholder such certifications as are reasonably required in order to complete the GAAP Financial Statements.

(k)           Financial Review; Cash on Hand at Closing.  The Buyer and the Company shall have jointly reviewed the financial and accounting books and records and the assets and liabilities of the Company following the completion of the GAAP Financial Statements.  The Company shall have satisfied all of its Indebtedness and the Buyer and the Company shall be reasonably satisfied that, following any pre-Closing distribution made by the Company to its stockholders, the Company shall have discharged in full or shall have retained and reserved sufficient cash to discharge in full, the items listed on Schedule 6.1(k).

(l)            No Company Material Adverse Effect.  Since October 31, 2006, except as set forth on Schedule 7.2(e), there shall not have occurred a Company Material Adverse Effect and no Action shall be pending or threatened against the Company that, if adversely determined, would have a Company Material Adverse Effect.

(m)          Piggyback Registration Rights Agreement.  The Principal Shareholder shall have executed and delivered to the Buyer the Piggyback Registration Rights Agreement in substantially in the form attached hereto as Exhibit E (the “Piggyback Registration Rights Agreement”).

(n)           Principal Shareholder Employment Agreement.  The Principal Shareholder shall have entered into and delivered to the Buyer the Employment Agreement in substantially the form attached hereto as Exhibit F (the “Principal Shareholder Employment Agreement”).

(o)           Employment Condition.  The Buyer shall be reasonably satisfied that a sufficient number of employees, contractors and executives of the Company as of the date hereof have agreed to continue their service to the successor to the Company and/or the Buyer (as determined by the Buyer) following the Closing on terms reasonably satisfactory to the Buyer such that the business and operations of the successor to the Company and the Buyer following the Closing will not be adversely affected by the transition (or failure to transition) of employees, contractors and executives to the successor to the Company or the Buyer.

(p)           Tax Certificate.  Each holder of Company Common Stock as of immediately prior to the Effective Time shall have executed and delivered to the Buyer a certificate as to certain tax matters, which certificate shall be in substantially the form attached hereto as Exhibit G.

(q)           Agreements with and from Company Employees, Contractors and Executives.  Any employee, contractor, executive, shareholder or option holder who has or shall have, or who shall have made, asserted or threatened an Action shall have delivered to the Buyer a release in form and substance reasonably satisfactory to the Buyer.

(r)           Resignation Letters.  The Buyer shall have received from all directors and officers of the Company all requested letters of resignation of such persons from such positions, including any resignation letters required in connection with any Benefit Plans.

(s)           Completion of Due Diligence; Satisfactory Documents.  The Buyer shall have completed its due diligence review of the Company and its business and the results of such review shall be reasonably satisfactory to the Buyer.  All corporate and other proceedings to be taken by the Company and the Principal Shareholder in connection with the Mergers and the other transactions contemplated by this Agreement and all documents incident thereto shall be in form and substance reasonably satisfactory to the Buyer and its counsel and the Buyer and its counsel shall have received all such counterpart original signature pages or certified or other copies of such documents as they reasonably may request.

(t)            Liens.  The Company shall have either (i) terminated all outstanding Liens on its assets or (ii) in the case of a Lien arising in connection with Indebtedness to be repaid at Closing, received written consent from the secured party under any remaining outstanding Lien to the termination of such Lien upon the repayment of the Indebtedness giving rise thereto.

(u)           Loans to Principal Shareholder.  The Principal Shareholder shall have repaid in full all loan from the Company.

6.2          Conditions Precedent to the Company’s Obligations.  The obligation of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Buyer and Merger Sub contained in ARTICLE 4 shall be true, complete and correct in all material respects when made and at and as of the Closing as though then made.

(b)           Obligations Performed.  The Buyer and Merger Sub shall have performed in all material respects, on or before the Closing Date, all obligations, covenants and agreements contained in this Agreement that by the terms hereof are required to be performed by the Buyer or the Merger Sub on or before the Closing Date, unless the failure to perform any such obligation on or before the Closing Date would have a material adverse effect on the Buyer or the consummation of the transactions contemplated hereby.

(c)           Compliance Certificate.  The Company shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)           No Injunction.  There shall not be (i) any judgment, order, decree or injunction of any court or Governmental Authority that restrains, enjoins or otherwise prohibits the Mergers or otherwise materially adversely affects the consummation of the transactions that are the subject of this Agreement; or (ii) any pending Action by any Governmental Authority seeking to restrain, enjoin or otherwise prohibit the Merger or the other transactions that the subject of this Agreement or to obtain a material penalty or other remedy with respect thereto.

(e)           Delivery of Consideration.  The Buyer shall have made adequate provision for the payments contemplated by Section 1.9, including in respect of the issuance of the Notes and the Stock Consideration.  The Buyer shall deliver to or make adequate provision for the delivery to the holders of Company Common Stock outstanding immediately prior to the Effective Time the Final Common Holder Consideration, net of any such amounts contributed to or held in the Escrow Fund on behalf of the Principal Shareholder, in accordance with Section 1.9.  In the case of Final Common Holder Consideration deliverable to the Principal Shareholder, the Buyer may issue in the name of the Principal Shareholder and hold back one Note; provided that only the principal amount of $450,000 shall be deemed to be held by Buyer within the Escrow Fund.  In the case of Stock Consideration deliverable to the Principal Shareholder in respect of the Final Common Holder Consideration owed to him, the Buyer shall issue two stock certificates to the Principal Shareholder, one in a number of shares equal to the number of shares of Buyer Common Stock owed to Principal Shareholder out of the Final Common Holder Consideration that is in excess of the portion thereof to be contributed to the Escrow Fund, which stock certificate shall be delivered to the Principal Shareholder promptly following the Closing, and the other in the amount of the number of shares of Buyer Common Stock to be contributed to and held in the Escrow Fund, which stock certificate shall issued in the name of the Principal Shareholder but held by Buyer within the Escrow Fund.

(f)            Principal Shareholder Employment Agreement.  The Buyer shall have entered into and delivered to the Principal Shareholder the Employment Agreement.

(g)           Piggyback Registration Rights Agreement.  The Buyer shall have executed and delivered to the Principal Shareholder the Piggyback Registration Rights Agreement.

(h)           Secretary’s Certificate.  The Buyer shall have delivered to the holders of Company Common Stock outstanding as of immediately prior to the Effective Time a certificate of the Secretary of the Buyer, certifying as to (i) the certificate of incorporation of the Buyer, as amended and on file with the Secretary of the State of Delaware; (ii) the by-laws of Buyer, as amended; and (iii) the resolutions of the Buyer’s Board of Directors approving the Buyer’s execution and delivery of this Agreement and the transactions contemplated by this Agreement.

(i)            Minimum Last Stock Price.  The Last Stock Price shall exceed the Minimum Stock Price.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

7.1          Survival.  The parties agree that the representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date (the “Cut-Off Date”).  Notwithstanding the preceding sentence, each of the representations and warranties of the Company and the Principal Shareholder contained in Sections 2.6 and 3.1 of this Agreement shall survive until the date that is ten (10) years from the Closing Date (the “Capitalization Cut-Off Date”); and the representations and warranties contained in Sections 2.9 and 2.21 of this Agreement shall survive until one month following the expiration of the statute of limitations for such matters, including extensions (the “Tax and

ERISA Cut-Off Date” and, together with the Capitalization Cut-Off Date and the Cut-Off Date, the “Cut-Off Dates”).  The representations and warranties contained in Sections 2.6, 2.9, 2.21 and 3.1 shall be referred to for purpose of this ARTICLE 7 as the “Exempted Representations.”  No claim for indemnification hereunder for breach of any representation or warranty or breach of any covenant or agreement to be performed at or prior to Closing (the “Pre-Closing Covenants”) may be brought after the applicable Cut-Off Date, except for claims of which the Company’s stockholders have been notified in writing pursuant to Section 7.3 by the Buyer prior to the applicable Cut-Off Date.

7.2          Indemnification of the Buyer.  Subject to the other terms of this ARTICLE 7, from and after the Closing, the Principal Shareholder (the “Indemnifying Party”) shall indemnify the Buyer, the LLC and the Company (and any Affiliates thereof and successors thereto) (the “Indemnified Parties”) and hold them harmless against and in respect of any and all Losses (as defined below) paid, incurred, sustained or accrued by any of them that arise or result from or in connection with (a) any breach of any of the representations or warranties contained in ARTICLE 2, ARTICLE 3 or in any certificate or document delivered at the Closing by the Company or the Principal Shareholder pursuant to this Agreement (which representations, warranties and covenants shall be read as if all qualifications as to knowledge, materiality and Company Material Adverse Effect were deleted); (b) the failure of the Company or the Principal Shareholder to perform any of its or his covenants or agreements contained herein; (c) any payments required to be made to holders of Dissenting Shares in accordance with Section 1.10; (d) Pre-Closing Taxes (other than penalties and interest resulting solely from the Buyer’s or the Company’s knowing failure to timely file any required Tax Returns for any Straddle Period, except as a result of a breach of Section 2.9); or (e) the matters set forth on Schedule 7.2; (such obligations in clauses (a) and (b) above being referred to as the “Stockholders’ Indemnification Obligations”).

“Losses” means claims (including third party claims); damages of any nature; losses (including lost profits, write-offs, write-downs and other diminutions in value); expenses (including expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts); costs; penalties; interest; assessments; charges; deficiencies; judgments; settlements; obligations; and liabilities.

The Stockholders’ Indemnification Obligations under this Agreement, however, shall be subject to the following limitations and conditions:

(i)            with respect to Losses arising in connection with clauses (a) and (b) above, the Principal Shareholder shall have no indemnification obligation with respect to any Loss unless and until the aggregate amount of all Losses exceeds $100,000;

(ii)           with respect to Losses arising in connection with clauses (a) and (b) above, the Stockholders’ Indemnification Obligations, on a cumulative basis, with respect to Losses other than Losses that arise in respect of the Exempted Representations shall not exceed, in the aggregate the Escrow Fund;

(iii)          the Stockholders’ Indemnification Obligations that arise in respect of or in connection with the Exempted Representations shall not exceed, on a cumulative basis,

in the aggregate (A) $4,100,000 minus (B) the total amount paid in respect to all other Stockholders’ Indemnification Obligations; and

(iv)          the Stockholders’ Indemnification Obligations with respect to Losses other than Losses that arise in connection with the Exempted Representations shall be payable solely from the Escrow Fund, with all recoverable Losses being charged sixty percent (60%) against the portion of the Note contained within the Escrow Fund and forty percent (40%) against the portion of the Stock Consideration contained within the Escrow Fund unless such ratio is adjusted by the Principal Shareholder in such manner that, in the sole discretion of the Principal Shareholder, up to 100% of recoverable Losses may be settled out of the portion of the Note contained within the Escrow Fund, with an additional portion of the principal amount of the Note then contained within the Escrow Fund being increased (from a portion of the principal amount not previously contained in the Escrow Fund) by the dollar amount of recoverable Losses in excess of 60% of recoverable Losses being shifted from the portion of the Stock Consideration held in the Escrow Fund (valuing such Stock Consideration at the Last Stock Price), and with the number of shares of Buyer Common Stock held in the Escrow Fund (valuing such shares of Company Common Stock at the Last Stock Price) being proportionately decreased.

In the case of Losses arising in connection with or related to clauses (c), (d) or (e) of this Section 7.2, the Indemnifying Party acknowledges and agrees that the Indemnified Parties shall be entitled to recover under this ARTICLE 7 from assets of the Principal Shareholder other than the Escrow Fund; provided that, as a non-exclusive remedy, the Indemnified Parties shall be entitled to offset the amount of such Loss against the Escrow Fund, in which case the Principal Shareholder shall immediately be obligated to restore and replenish the Escrow Fund by delivery to the Buyer of other assets having a value comparable to the amount of the applicable offset against the Escrow Fund, which other assets the Buyer shall then hold within the Escrow Fund; provided that no such obligation shall exist in the event the Escrow Fund shall have been fully exhausted (x) to settle Stockholders’ Indemnification Obligations under Section 7.2(a) and (b) or (y) following the Cut-Off Date, distributed to the Principal Shareholder.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention and resulting retrospective premium adjustment) or other third party recoveries actually received by any of the Indemnified Parties in respect of such Losses and the amount of any Tax benefit related thereto.  If an indemnification payment is received by any of the Indemnified Parties, and any of the Indemnified Parties later receives insurance proceeds, other third party recoveries or Tax benefits in respect of the related Losses, the Buyer shall immediately pay to the Principal Shareholder a sum equal to the lesser of (y) the actual amount of such insurance proceeds, other third party recoveries and Tax benefits; or (z) the actual amount by which the indemnification payment previously paid by the Principal Shareholder with respect to such Losses would have been reduced had such proceeds been collected prior to the determination thereof; such payments to be effected in cash and/or stock as to ensure that the Stock Consideration paid by the Buyer in connection with the transactions contemplated by this Agreement shall equal at least forty percent (40%) of the aggregate Final Common Holder Consideration.

The Principal Shareholder covenants and agrees with the Buyer that the Principal Shareholder shall act reasonably and in good faith with respect to any and all determinations of the Indemnified Parties’ rights to indemnification pursuant to this Article VII, and the Principal Shareholder shall not unreasonably withhold, condition or delay his consent to indemnification on any occasion.

7.3          Procedure for Indemnification.

(a)           Any of the Indemnified Parties making a claim for indemnification hereunder shall promptly notify the Indemnifying Party of the claim in writing, describing the claim in reasonable detail, the estimated amount thereof (to the extent known and quantifiable), and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such prompt notice.  Such notice shall be deemed to be given hereby with respect to all claims arising or resulting from or in connection with the matter set forth on Schedule 7.2(e).

(b)           If a claim for indemnification hereunder is based on a claim by a third party and the amount of such claim, if known, together with all other claims made against the Escrow Fund that have not been settled, is less than the remaining balance of the Escrow Fund, then the Indemnifying Party shall have the right (but not the obligation) upon notice delivered to the Indemnified Parties (within 30 days of the date of the notice related to such third party claim) to assume the control of the defense thereof on behalf of the Indemnified Parties, including at the Indemnifying Party’s own expense, employment of counsel reasonably satisfactory to the Indemnified Parties (in which event the Principal Shareholder shall defend any and all Indemnified Parties diligently and in good faith), and, in connection therewith, the Indemnified Parties shall cooperate fully with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all pertinent information under their control reasonably requested by the Indemnifying Party; provided, that any of the Indemnified Parties may participate in any proceeding with counsel of its choice at its own expense.  Notwithstanding the foregoing, this right of the Indemnifying Party to assume the defense of certain third party claims shall not extend to matters that relate to Taxes or ownership or that, in Buyer’s reasonable judgment, could have a material and adverse affect on the Indemnified Parties’ business apart from the payment of money damages.  In addition, the Indemnifying Party shall not have the right to assume or continue to control the defense if the Indemnifying Party fails to defend the proceeding in good faith, diligently and in a manner reasonably satisfactory to the Indemnified Parties.

(c)           If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Parties’ consent unless (1) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Parties; and (2) the sole relief provided is monetary damages that are paid in full by the amounts remaining in the Escrow Fund at the time of such settlement that are not subject to a separate indemnity claim by any of the Indemnified Parties at such time (subject to the applicable limits in subsection 7.2).  Regardless of whether or not the Indemnifying Party assumes the defense of a proceeding, the Indemnifying Party will have no liability with respect to any compromise or settlement of any claims effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that the Indemnifying Party has consented to any settlement, the amount of such settlement shall be conclusively and irrefutably presumed to be reasonable and the Indemnifying Party shall have no basis to object to the amount of such settlement for purposes of determining the amount of any Loss or the indemnification available under this ARTICLE 7.

7.4          Remedies Exclusive.  The remedies provided in this ARTICLE 7 shall be the exclusive remedies of the Buyer after the Closing for monetary damages in connection with any breach or non-performance of any representation, warranty, covenant or agreement contained herein, except in the case of fraud and except for executory obligations following the Closing provided in this Agreement.  Following the Closing, the Buyer may not commence any suit, action or proceeding against the Principal Shareholder with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except in the case of fraud or to enforce such party’s express rights under this ARTICLE 7.

7.5          No Contribution.  The Indemnifying Party acknowledges and agrees that it shall not have and shall not exercise any right of contribution, indemnification, subrogation or other remedy or right against the Surviving Corporation (or any successor thereto) in connection with any indemnification obligation or other liability to which it may become subject under or in connection with this Agreement or any other document or certificate delivered in connection with this Agreement and the transactions contemplated hereby.

7.6          Availability of Indemnification.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that the Indemnified Parties may bring a claim for indemnification for any Loss under this ARTICLE 7 notwithstanding the fact that such Person had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.  The Indemnified Parties and the Indemnifying Party each acknowledge that Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time, would have led to a reduction in the aggregate Consideration to be paid by Buyer under this Agreement.  Any amounts paid per this ARTICLE 7 shall be considered adjustments to Consideration.

7.7          Ownership of and Restrictions upon Transfer of Elements of Final Common Holder Consideration Held in Escrow Fund.  The portion of the Final Common Holder Consideration, whether in the form of a Note or shares of Buyer Common Stock, held within the Escrow Fund shall, unless and until forfeited in respect of a claim for indemnification under this ARTICLE 7, be the property of the Principal Shareholder and the Principal Shareholder shall be the record holder thereof.  Unless and until he forfeits such shares in respect of a claim for indemnification under this ARTICLE 7, the Principal Shareholder shall be entitled to vote and collect any cash dividends paid on any shares of Buyer Common Stock held within the Escrow Fund.  In addition, unless and until forfeited in respect of a claim for indemnification under this ARTICLE 7 and subject to the Buyer’s ability to suspend such payments in accordance with the terms of this Agreement and the Note held within the Escrow Fund, the Principal Shareholder shall be entitled to receive payments of interest in respect of such Note.  Prior to the Cut-Off Date or the later date of resolution of indemnification claims against the Escrow Fund under this Article 7, the Principal Shareholder shall not transfer, pledge, dispose of or encumber either the shares of Buyer Common Stock or the Note issued to the Principal Shareholder but held by the Buyer within the Escrow Fund and the Buyer shall be entitled to include legends on such securities, issue stop transfer orders in respect of such securities and take such other actions as are reasonably necessary to effect the foregoing restrictions.  The Buyer will not sell or transfer the Note or shares of Buyer Common Stock held within the Escrow Fund prior to the resolution of indemnification claims against the Escrow Fund under this ARTICLE 7, which resolution may occur only with the written consent of the Principal Shareholder and the Buyer or by a final, nonappealable order of a court of competent jurisdiction.  Notwithstanding anything to the contrary set forth in this Agreement, the Escrow Funds shall remain in escrow and not distributed to the Principal Shareholder to the extent of and during the pendancy of outstanding indemnification claims.

ARTICLE 8
TERMINATION

8.1          Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Company and the Buyer;

(b)           by either the Company or the Buyer, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

(c)           by either the Company or the Buyer, if the Closing has not occurred by December 29, 2006, or such other date, if any, as the Company and the Buyer may agree in writing, provided that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

(d)           as provided in Section 1.15.

8.2          Effect of Termination.

(a)           If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its willful breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

(b)           The obligations of the parties under Section 5.1(b) shall survive the termination of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1          Notices.  All notices and communications to a party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified); (b) sent by nationally recognized overnight delivery service; (c) mailed, certified mail, return receipt requested; or (d) delivered by facsimile transmission (with confirmation of receipt), in each case, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to the Company, prior to the Closing, or the Principal Shareholder, to:

Blue Chip Technologies, Inc.
22 Cherry Hill Drive
Danvers, MA 01923
Fax: (978) 564-2001
Attn:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, Massachusetts 02481-2013
Fax: (781) 283-5776
Attn:  David H. Feinberg, Esq.

If to the Buyer, Merger Sub, LLC or, after the Closing, the Company, to:

Omtool, Ltd.
6 Riverside Drive
Andover, MA 01810
Fax: (978) 659-1385
Attn:  President

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Fax: (617) 248-4000
Attn:  John A. Meltaus, Esq.

9.2          No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3          Amendments and Waivers.  This Agreement may be modified, amended or waived only by a writing signed by (a) the Buyer; (b) prior to the Closing, the Company; and (c) the Principal Shareholder.

9.4          Choice of Law; Forum.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.  Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts in connection with any action or proceeding arising out of or relating to this Agreement.  Any process in any such action or proceeding may be served on the parties hereto anywhere in the world in any manner provided by law or as provided in Section 9.1.

EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE STATE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.5          Binding Effect and Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto, except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution that is or becomes a lender to the Buyer or any of its successors and assigns; and (b) this Agreement may be assigned by the Buyer to any of its wholly-owned subsidiaries as long as the Buyer remains jointly and severally liable with the assignee hereunder.

9.6          Integration; Schedules.  This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b).  Information set forth on any Schedule shall be deemed to qualify each other section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Schedule), so long as application to such section is reasonably discernible from the reading of such disclosure.  No disclosure in any Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.7          Counterparts.  This Agreement may be executed in one or more counterparts, and counterparts by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.8          Limitation on Scope of Agreement.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

9.9          Headings; Construction.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Reference in ARTICLE 5 or ARTICLE 6 to the “Company” shall, where referencing to an entity following the Closing, refer to the Surviving Corporation or the LLC, as appropriate, as the successor to the Company.

9.10        Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, in the case of the Buyer, Merger Sub or LLC, be borne by the Buyer and, in the case of the Company and the Principal Shareholder, be borne by the Principal Shareholder, except as otherwise expressly provided herein.

9.11        No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.  No employee of the Company shall be a third party beneficiary or entitled to rely on any section of this Agreement.

9.12        Further Assurances.  Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

9.13        “Knowledge” Defined.  As used herein, “to the knowledge of the Company,” “to the Company’s knowledge,” or any other similar phrase shall mean the actual knowledge of William J. Rynkowski, Jr. and the other officers of the Company after due inquiry of the employees, contractors and advisors to the Company.

9.14        Publicity.  Pending the Closing, the Company shall not issue any press releases or make any other public announcements concerning the transactions contemplated by this Agreement without the prior written consent of the Buyer, except to the extent required by law, in which case the Buyer shall have the opportunity to review and comment prior to such disclosure.

9.15        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

ARTICLE 10
DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:

2000 Stock Plan	Section 1.7(b)
2005 Stock Plan	Section 1.7(b)
Accounts Receivable	Section 2.28
Action	Section 2.16
Adjusted Common Holder Cash	Section 1.6
Adjusted Common Holder Consideration	Section 1.6
Adjusted Common Holder Note	Section 1.6
Adjusted Common Holder Stock	Section 1.6
Adjusted Number of Shares	Section 1.6
Affiliate	Section 2.7
Agreement	Preamble
Articles of Merger	Section 1.2
Authorizations	Section 2.18
Balance Sheet	Section 2.7
Balance Sheet Date	Section 2.7
Benefit Plans	Section 2.21(a)
Buyer	Preamble
Buyer Common Stock	Introduction
Capitalization Cut-Off Date	Section 7.1
Cash Percentage	Section 1.6
Class A Common Stock	Section 1.6
Class B Common Stock	Section 1.6
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.21(a)
Common Deal Value	Section 1.6
Common Holder Percentage	Section 1.6
Company	Preamble
Company Common Stock	Section 1.6
Company Options	Section 1.6
Company Organizational Documents	Section 2.1
Company Intellectual Property	Section 2.12(a)
Company Material Adverse Effect	Section 2.5
Company Shares	Section 2.6(b)
Company Software	Section 2.13(b)
Computer Program(s)	Section 2.13(a)
Consideration	Section 1.6

Term:	Section or Place Where Defined:

Cut-Off Date or Cut-Off Dates	Section 7.1
Dissenting Shares	Section 1.10(a)
Effective Time	Section 1.2
Election Average Price	Section 2.24
Environment	Section 2.24
Environmental Claim	Section 2.24
Environmental Laws	Section 2.24
ERISA	Section 2.21(a)
ERISA Affiliate	Section 2.21(b)
Escrow Fund	Section 1.6
Exchange Ratio	Section 1.6
Exempted Representations	Section 7.1
Final Common Holder Consideration	Section 1.6
Final Common Holder Value per Share	Section 1.6
Financial Statements	Section 2.7
GAAP	Section 2.7
GAAP Financial Statements	Section 2.7
Governmental Authority	Section 2.16
Hazardous Substances	Section 2.24
Indebtedness	Section 1.6
Indemnified Parties	Section 7.2
Indemnifying Party	Section 7.2
Initial Deal Value per Share	Section 1.6
Intellectual Property	Section 2.12(a)
Knowledge	Section 9.13
Last Stock Price	Section 1.6
Lease	Section 2.11(b)
Leased Real Property	Section 2.11(b)
Letter of Transmittal	Section 1.8(a)
Liens	Section 2.8(c)
LLC	Preamble
LLC Merger	Introduction
Losses	Section 1.6
Material Contracts	Section 2.15
MBCA	Introduction
Merger	Introduction
Mergers	Introduction
Merger Sub	Preamble
Minimum Stock Price	Section 1.6
Net Option Consideration	Section 1.6
Note or Notes	Section 1.6
Note Percentage	Section 1.6
Number of Shares Comprising Adjusted Common Holder Stock	Section 1.6

Term:	Section or Place Where Defined:

Option Exchange Ratio	Section 1.6
Option Value	Section 1.6
Permitted Liens	Section 2.8
Person	Section 2.6(b)
Piggyback Registration Rights Agreement	Section 6.1(m)
Pre-Closing Covenants	Section 7.1
Pre-Closing Taxable Periods	Section 5.8
Pre-Closing Taxes	Section 2.9(a)(iii)
Principal Shareholder	Preamble
Principal Shareholder Employment Agreement	Section 6.1(n)
Representative Agreement	Section 6.1(h)
SEC	Section 1.11
Second Adjusted Common Holder Consideration	Section 1.6
Second Adjusted Common Holder Note	Section 1.6
Second Adjusted Common Holder Stock	Section 1.6
Securities Act	Section 1.11
Service	Section 2.21(b)
Software Contract	Section 2.13(c)
Stock Certificate	Section 1.6
Stock Consideration	Section 1.6
Stock Percentage	Section 1.6
Stock Plans	Section 1.7(b)
Stockholders’ Indemnification Obligations	Section 7.2
Straddle Period	Section 5.8
Substituted Options	Section 1.7(b)
Surviving Corporation	Section 1.1
Tax and ERISA Cut-Off Date	Section 7.1
Tax or Taxes	Section 2.9(a)(i)
Tax Returns	Section 2.9(a)(ii)
Total Common Stock Equivalents	Section 1.6
WARN Act	Section 2.20(e)

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER:		COMPANY:

OMTOOL, LTD.		BLUE CHIP TECHNOLOGIES LTD.

By:	/s/ Robert L. Voelk	By:	/s/ William J. Rynkowski, Jr.
Name:	Robert L. Voelk	Name:	William J. Rynkowski, Jr.
Title:	President	Title:	President and CEO

MERGER SUB:		PRINCIPAL SHAREHOLDER:

OMTOOL ACQUISITION, INC.

By:	/s/ Robert L. Voelk	/s/ William J. Rynkowski, Jr.
Name:	Robert L. Voelk	William J. Rynkowski, Jr.
Title:	President

LLC:

OMTOOL HEALTHCARE, LLC

By:	/s/ Robert L. Voelk
Name:	Robert L. Voelk
Title:	Manager

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit B

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE.  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, DISPOSED, PLEDGED, MORTGAGED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO A REGISTRATION THEREOF UNDER SUCH LAWS OR AN EXEMPTION THEREFROM.

OMTOOL, LTD.

Promissory Note

$[amount]	Andover, Massachusetts
___________ ___, 2006

In consideration for the covenants and agreements set forth in the Merger Agreement (as hereinafter defined), Omtool, Ltd., a Delaware corporation (the “Maker”), hereby promises to pay [holder] (the “Holder”) the principal amount of [amount] ($[amount]), or such lesser amount as may then be outstanding hereunder, together with interest from the date hereof on the principal amount outstanding from time to time, as specified below.

1.             Reference to Merger Agreement.  This Promissory Note evidences an obligation under, and is subject to the provisions of, the Agreement and Plan of Merger, dated as of November __, 2006, by and among the Maker, Blue Chip Technologies Ltd., a Massachusetts corporation (the “Company”), the Principal Shareholder named therein, BC Acquisition Inc., a Massachusetts corporation and Omtool Healthcare, LLC, a Delaware limited liability company, as amended, modified or supplemented from time to time (the “Merger Agreement”).  Terms not otherwise defined herein shall be deemed to have the meaning ascribed to them in the Merger Agreement.

2.             Payments.  Subject to the provisions of Section 1 and Section 5, (a) principal shall be paid in thirty-six (36) equal monthly installments of $[_______] each, commencing on [Insert date that is last business day of third month following closing date], and continuing on the last business day of each successive month thereafter with a final payment of all unpaid principal on [Insert date that is last business day of thirty-ninth month following closing date]; and (b) interest shall be paid monthly commencing on [Insert date that is last business day of third month following closing date], and continuing on the last business day of each successive month thereafter with a final payment of all unpaid interest at the time of final payment of the principal.

3.             Prepayments; Interest.  The Maker may prepay all or a portion of the unpaid principal amount of this Promissory Note, without premium or penalty, provided that each prepayment shall be accompanied by all accrued and unpaid interest (if any) on the amount so prepaid to the date of prepayment.  All optional prepayments shall be applied first to accrued and unpaid interest and then to unpaid principal in the order in which such interest and principal are to become due.

Subject to the provisions of Section 5, this Promissory Note shall bear interest on the unpaid principal amount hereof at a rate per annum equal to (a) the Prime Rate as set forth in the Wall Street Journal Money Rates column on the last business day of each month, which rate shall be deemed to be in effect for the entirety of such month for purposes of this Promissory Note; plus (b) one percent (1%).  Following and during the continuance of any Event of Default under clause (i) of Section 4, the rate of interest hereunder shall be three percent (3%) per annum above the rate of interest set forth in the immediately preceding sentence, but shall not be higher than the highest rate permitted to be paid under applicable law.  In no event shall interest payable hereunder exceed the highest rate permitted by applicable law.  Interest shall be computed based on a three hundred sixty (360) day year and twelve thirty (30) day months.

4.             Events of Default; Acceleration.  If one or more of the following occurs (each an “Event of Default”):

(i)            the failure of the Maker to pay any amount when due under the Note, which failure shall continue for three (3) business days; or

(ii)           the Maker shall be involved in financial difficulties as evidenced:

(a)           by its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect (“Title 11”);

(b)           by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided;

(c)           by the entry of an order for relief in any involuntary case commenced under Title 11;

(d)           by the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 120 days;

(e)           by the filing of a petition against the Maker under Title 11 which shall not be vacated or stayed within 120 days;

(f)            by its making an assignment for the benefit of its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(g)           by its admitting in writing its inability to pay its debts generally as they become due;

then, and in any such event, and at any time thereafter, if any Event of Default shall be continuing, at the option of the Holder of this Promissory Note without notice or demand to the

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Maker, the outstanding principal of and all accrued but unpaid interest in respect of this Promissory Note shall be immediately due and payable.

Following and during the continuation of an Event of Default under Section 4(i), the Maker agrees to pay on demand all reasonable costs and expenses of Holder, including reasonable attorneys’ fees, for the collection of this Note and the indebtedness represented hereby and the enforcement of the Holder’s rights hereunder against the Maker.

5.             Set-off.  Payment of any principal or interest due hereunder is expressly subject to the Maker’s right to offset any amount under this Promissory Note (whether or not then due and payable) against any amount owed by the Holder to the Maker or its affiliates pursuant to Section 7.2 of the Merger Agreement; provided that the right to effect such set-off shall only be available with the written consent of the Holder and the Maker or in the event that the Maker has obtained a final and nonappealable order of a court of competent jurisdiction finding that the Maker is entitled to indemnification payments pursuant to Section 7.2 of the Merger Agreement.  Payment hereunder shall not otherwise be subject to a right of offset.  Holder covenants and agrees with Maker that Holder shall act reasonably and in good faith with respect to any and all determinations of Maker’s rights to indemnification payments pursuant to Section 7.2 of the Merger Agreement and right to set-off under this Note, and Holder shall not unreasonably withhold, condition or delay his consent to set-off on any occasion.  In the event that the Maker has a claim for indemnification against the Holder pursuant to the Merger Agreement (an “Indemnification Claim”) and an amount under this Promissory Note shall be offset against an amount of the Indemnification Claim due to the Maker from the Holder (the “Indemnification Amount”) under Section 7.2 of the Merger Agreement, (a) the Indemnification Amount shall be satisfied in order of maturity of payments of principal (including without limitation suspended payments and payments  that would have followed the date of final determination (as aforesaid) of the Indemnification Claim); and (b) no interest shall accrue from the date the Indemnification Claim is made on any principal amount offset under this Promissory Note in satisfaction of the Indemnification Claim.  The Maker’s obligation to pay interest hereunder on a portion of the outstanding principal amount equal to the aggregate claimed amount of any and all outstanding Indemnification Claims shall be suspended, without default, during the pendancy and final resolution of such Indemnification Claims.  The Maker’s obligation to pay principal hereunder shall be suspended, without default, in the event the aggregate claimed amount of all outstanding Indemnification Claims is equal to or greater than the remaining aggregate principal amount of all Promissory Notes issued pursuant to the Merger Agreement to the Principal Shareholder (or his successors or assigns), or in exchange or substitution for such notes.  To the extent any Indemnification Claim is not finally determined (as aforesaid) in favor of the Maker, the Maker shall make any suspended payments of principal and accrued interest within ten(10) days of the date on which notice of such final determination (as aforesaid) of such Indemnification Claim occurred, without any additional liability of the Maker.

6.             Waiver of Demand.  Except as expressly set forth herein and under Section 5, the Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Promissory Note.

7.             Choice of Law.  This Promissory Note is governed by the laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

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8.             Notice.  Any notice, delivery or communication delivered hereunder to the Maker or the Holder shall be in writing and made in accordance with the terms of Section 9.1 of the Merger Agreement.

9.             Enforceability.  This Promissory Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Promissory Note.  Subject to the restrictions on transfer contained in Section 12, this Promissory Note shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and permitted assigns.

10.          Captions.  The captions of the sections of this Promissory Note are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Promissory Note.

11.          Modifications and Waivers.  This Promissory Note shall be amended, modified or waived only by a written instrument signed by the Maker and the Holder.  No delay or omission in exercising any right, power, privilege or remedy under this Promissory Note shall operate as a waiver of that or any other right, on that or on any other occasion.  No waiver of any single breach or default shall be deemed a waiver of any other breach or default.

12.          Transfer and Exchange.  This Promissory Note may not be transferred or assigned by the Holder without the prior written consent of the Maker, which consent may be conditioned upon an opinion of counsel satisfactory to the Maker that any such transfer or assignment is being made in compliance with applicable securities laws.  If consent is granted by the Maker, this Promissory Note may be transferred by endorsement and delivery in the same manner as in the case of a negotiable instrument negotiable by endorsement and delivery.

[Signature Page Follows.]

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The undersigned has caused this Promissory Note to be executed as of the date first above written.

OMTOOL, LTD.

By:
Name:	Robert L. Voelk
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PROMISSORY NOTE]

Exhibit E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of ____________, 2006, by and among Omtool, Ltd., a Delaware corporation (the “Company”) and William J. Rynkowski, Jr. (the “Holder”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among the Company, Blue Chip Technologies Ltd., a Massachusetts corporation, BC Acquisition, Inc., a Massachusetts corporation, Omtool Healthcare, LLC, a Delaware limited liability company and the Holder (the “Merger Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Merger Agreement to issue to the Holder shares of the Company’s Common Stock (the “Holder Shares”); and

WHEREAS, to induce the Holder to execute and deliver the Merger Agreement, the Company has agreed to provide certain registration rights with respect to the Holder Shares on the terms and conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(e).

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $.01 par value per share.

“Holder” shall have the meaning set forth in the Preamble.

“Holder Shares” shall have the meaning set forth in the Preamble.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Merger Agreement” shall have the meaning set forth in the Preamble.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any free writing prospectuses), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of the Holder Shares, together with any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that Holder Shares that are Registrable Securities shall cease to be Registrable Securities (a) upon any sale of such shares pursuant to a Registration Statement or Rule 144 under the Securities Act; (b) upon any sale or transfer of such shares in any manner to a person or entity that, by virtue of Section 6(h) of this Agreement, is not entitled to the rights provided by this Agreement; or (c) if such Holder Shares are then eligible for resale under Rule 144(k) under the Securities Act (or its successor).

“Registration Statement” means a registration statement filed hereunder, including (in each case) the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments and free writing prospectuses, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Holder.

2.             Piggyback Registration.

(a)           Whenever the Company proposes to register any securities under the Securities Act, which registration includes a secondary component for the account of existing securityholders, other than a registration statement (i) on Forms S-4 or S-8 or their successors; (ii) on another form not available for registering the Registrable Securities for sale to the Public; (iii) covering only securities issued or proposed to be issued in exchange for securities or assets of another corporation or business; or (iv) on Forms S-1 or S-3 or another form solely to register securities in connection with a financing of the Company and with respect to which no shares are included for the account of any party other than the Company and/or participants in such financing (such as investors, placement agents and their transferees), the Company shall give the Holder prompt written notice of its intent to do so.  Upon the written request of the Holder given within 10 days after receipt of such notice, the Company will cause to be included in the secondary component of such registration all of the Registrable Securities that such holder requests; provided that the Company shall have the right to withdraw, reduce, postpone, delay or cancel any registration made under this Section 2 without liability, obligation or notice to the Holder or otherwise; and provided further that, in the event that all securities that existing securityholders request to be included in the secondary component of such registration cannot be

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so included, the number of Registrable Securities and other securities of existing securityholders electing to participate in such secondary component shall be determined by the relative proportionate ownership of the shares of Common Stock outstanding on the date of the Company’s notice (assuming conversion, exercise or exchange, directly or indirectly, of all outstanding securities of the Company into shares of Common Stock) held by all existing securityholders electing to participate in such secondary component (“Proportionate Registration”).

(b)           In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to this Section 2, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by securityholders to be include in such offering exceeds the number of securities to be sold in the secondary component of the registration that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering, and in such event the number of Registrable Securities to be included in such offering shall be reduced to achieve Proportionate Registration.

3.             Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a)           Prepare and file with the Commission a Registration Statement with respect to the Registrable Securities and use its commercially reasonably efforts to cause that Registration Statement to become and remain effective;

(b)           Use its commercially reasonable efforts to prepare and file with the Commission any amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, until the earlier of the sale of all Registrable Securities covered thereby or one hundred eighty (180) days after the effective date thereof;

(c)           Furnish to the Holder such reasonable numbers of copies of the Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Registration Statement;

(d)           Register or qualify the Registrable Securities covered by the Registration Statement under the securities or Blue Sky laws of such states as the Holder shall reasonably request, and do all other acts and things that may be necessary or desirable to enable the Holder to consummate the public sale or other disposition in such states of the Registrable Securities

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owned by the Holder; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(e)           Use its commercially reasonable efforts to notify the Holder at any time when a Prospectus relating to Registrable Securities covered by a Registration Statement is required to be delivered under the Securities Act or the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.  If the Company has so notified the Holder, the Holder shall immediately cease making offers of Registrable Securities until the Company has further notified the Holder that the Holder may resume making offers of Registrable Securities using such Prospectus and/or the Prospectus is amended to comply with the requirements of the Securities Act and the Company has provided the Holder with such amended prospectuses and, following receipt of the amended prospectus, the Holder shall be free to resume making offers of the Registrable Securities under such amended prospectus.

(f)            Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or, if applicable, trading system, on which similar securities issued by the Company are then listed; and

(g)           Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

4.             Registration Expenses.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company, shall be borne and paid by the Company.  All Selling Expenses shall be borne and paid by the Holder.

5.             Restrictions on Transfer.

(a)           The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  The Holder will cause any proposed purchaser, pledge, or transferee of the Registrable Securities held by the Holder to agree to take and hold such securities subject to the restrictions on transfer specified in this Agreement.

(b)           Before any proposed sale, pledge, or transfer of the Registrable Securities, unless there is then in effect a Registration Statement including such securities, the Holder shall give notice to the Company of such Holder’s intention to effect such sale, pledge or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal

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opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the Commission to the effect that the proposed sale, pledge or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to sell, pledge or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company.

6.             Miscellaneous

(a)           Termination of Registration Rights.  The right of the Holder to request registration or inclusion of Registrable Securities in any registration hereunder shall terminate (i) upon the later of the Holder’s right to sell the Registrable Securities without restriction under Rule 144 or the second anniversary of the Closing or, if earlier, (ii) upon the merger, combination, consolidation, or sale or exchange of outstanding capital stock of the Company to or with another entity when shareholders of the Company, as such, do not own a majority of the outstanding capital stock of the surviving or acquiring entity immediately following such transaction.

(b)           Furnish Information.  The Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

(c)           No Delay of Registration.  The Holder shall have no right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

(d)           Compliance.  The Holder covenants and agrees that it will comply with the Prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement and shall only sell or distribute the Registrable Shares in those jurisdictions in which such Holder is authorized to do so.

(e)           Discontinued Disposition.  The Holder agrees by its acquisition of the Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(e), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.  In addition, the Company may withdraw, delay, suspend or terminate any registration that includes Registrable Securities at any time and for any or no reason without incurring

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any penalty or other obligation or liability of any nature to the Holder. The Company may provide appropriate stop orders to enforce the provisions of this Section 6(e).

(f)            Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder.

(g)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Merger Agreement.

(h)           Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by the Holder only to a transferee of Registrable Securities that is the an Immediate Family Member of the Holder or trust for the benefit of the Holder or one or more of the Holder’s Immediate Family Members; provided, however, that (i) the Company is, within a reasonable time of such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights and obligations are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(i)            Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(j)            Governing Law.  This Agreement, and any matter arising hereunder or in connection herewith, shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

(k)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.   It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l)            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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(m)          Pronouns.  For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

OMTOOL, LTD.

By:
Name:
Title:

William J. Rynkowski, Jr.

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit F

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between OMTOOL, LTD., a Delaware corporation (the “Company”), and WILLIAM J. RYNKOWSKI, JR. (the “Executive”) is made and entered into as of             , 2006 (the “Closing Date”).

R E C I T A L S:

WHEREAS, in connection with the transactions contemplated under that certain Agreement and Plan of Merger dated as of November __, 2006 by and among the Company, Blue Chip Technologies Ltd. (“Blue Chip Technologies”), BC Acquisition, Inc., Omtool Healthcare, LLC, and the Executive (the “Merger Agreement”), the Company will acquire Blue Chip Technologies through the merger of Bonito Acquisition, Inc. with and into Blue Chip Technologies; and

WHEREAS, subject to the closing of the transactions contemplated under the Merger Agreement, the Company desires to obtain the services of Executive, as described below, and Executive is willing to provide such services on the terms and for the consideration set out below; and

WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive’s engagement by the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings with the Company, its subsidiaries, and/or Blue Chip Technologies, relating to Executive’s services.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1.  MERGER AGREEMENT: The parties expressly acknowledge and agree that this Agreement was an inducement to the Company’s entering into the Merger Agreement, and that the Company would not have entered into the Merger Agreement absent Executive’s promises made herein, including his promise to comply with the restrictive covenants contained herein.

SECTION 2.  ENGAGEMENT:  Subject to the closing of the transactions contemplated by the Merger Agreement, the Company agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of Senior Vice President or, as provided in Section 4(a), an advisor, in each case reporting to the President and Chief Executive Officer of the Company, subject to and upon the terms and conditions hereof. The parties acknowledge that if the mergers contemplated by the Merger Agreement do not close, this Agreement shall be null and void.

SECTION 3.  TERM:  The term of this Agreement shall commence on the Closing Date and shall end on the three (3) year anniversary thereof unless sooner terminated as provided herein (the “Term”). The parties anticipate that at the end of the Term they will assess their relationship, the Executive’s performance of his duties hereunder, and the business needs of the Company, and engage in good-faith efforts to come to agreement over whether to extend this

Agreement on the same or different terms for some period of time, or convert Executive’s status to one of consultant, or terminate their relationship.

SECTION 4.  DUTIES:

(a)           Part-Time Employment.  Executive will provide services to the Company as assigned from time to time by the President and Chief Executive Officer. Executive shall work a part-time schedule that is mutually acceptable to Executive and the Company. On or after November 30, 2007, the Executive, in his discretion, may or, at the Company’s option, shall give up his title of Senior Vice President and become an advisor to the President and Chief Executive Officer of the Company. The parties acknowledge that the Executive’s time commitment will decrease during the Term and the parties will act in good faith to mutually determine an appropriate level of commitment from time to time. Executive agrees to perform his services well and faithfully and to the best of his ability and to carry out the policies and directives of the Company. Executive agrees to take no action prejudicial to the interests of the Company during his employment hereunder.

(b)           Director.  Following the Closing, Executive shall be appointed to fill a vacancy on the Company’s Board of Directors in the class of directors with a term expiring in 2009.

SECTION 5.  SALARY AND BENEFITS:

(a)           Salary.  The Company shall pay Executive a base salary at the rate of $120,000 per year (the “Base Salary”).  The parties will in good faith evaluate the Executive’s compensation in the event that the scope of the Executive’s services or time commitment are reduced to a material extent below the expectations of either party. The Executive’s Base Salary shall be payable in equal increments in accordance with the Company’s regular payroll practices.

(b)           Benefits.  Executive shall be entitled to receive fringe benefits that are generally available to the Company’s executive employees (for so long as he serves the Company in as an executive employee), in accordance with and subject to the then-existing terms and conditions of the Company’s policies and benefit plans.

(c)           Automobile Allowance.  The Company shall pay Executive, in addition to his Base Salary, an automobile allowance of $500 per month. Such amount shall be applied by Executive toward the expenses of insuring, maintaining, repairing and leasing or owning an automobile of Executive’s choice.

(d)           Expense Reimbursement.  Executive shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with policies established by, the Company.

SECTION 6.  TERMINATION:

(a)           Termination with Cause.

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(i)            The Company may terminate Executive’s employment hereunder with Cause at any time.

(ii)           The Executive may voluntarily terminate his employment hereunder for any or no reason at any time after November 30, 2007, provided the Executive gives the Company thirty (30) days prior written notice.

(iii)          As used herein, “Cause” means (A) fraud, personal dishonesty, or acts of gross negligence or willful misconduct on the part of Executive in the course of his engagement with the Company if, in the case of gross negligence, such conduct is not cured, if curable, within thirty (30) days following written notice thereof by the Company to the Executive which shall set forth a reasonable summary of such claimed conduct; (B) Executive’s engagement in conduct that is materially injurious to the Company if such conduct and injury are not cured, if curable, within thirty (30) days following written notice thereof by the Company to the Executive which shall set forth a reasonable summary of such claimed conduct; (C) misappropriation by Executive of the assets or business opportunities of the Company; (D) embezzlement or other financial fraud committed against the Company by Executive at his direction or with his personal knowledge; (E) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” either to a felony or to any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; or (F) breach by Executive of any material provision of this Agreement if such breach, if curable, is not cured within thirty (30) days following written notice thereof by the Company to the Executive which shall indicate the specific provision in this Agreement relied upon and shall set forth a reasonable summary of such claimed breach.

(b)           Termination without Cause.  The Company may terminate Executive’s employment hereunder without Cause for any or no reason upon not less than thirty (30) days prior written notice. If the Executive’s employment is terminated by the Company without Cause during the initial three-year Term, the Company shall continue to pay to the Executive as severance and as additional consideration for the restrictive covenants contained herein Base Salary at the rate per annum in effect on the date of termination for the remainder of the initial three-year Term, such payments to be made in accordance with the Company’s regular payroll practices, and the automobile allowance provided for in Section 5(c) for the remainder of the initial three-year Term.

(c)           Death.  Executive’s employment shall automatically terminate upon his death.

(d)           Effect of Termination.  Except as set forth in Section 6(b) above, upon the termination of Executive’s employment hereunder, the Company shall have no further obligation to make any payments or provide any benefits to Executive (or his estate) after the date of termination except for payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination; any other payments or benefits required by law; and any payments due to the Executive under the promissory note or notes issued to the Executive pursuant to the Merger Agreement. If the Executive’s employment is terminated by the Company without Cause during the initial three-year Term but provided that the Executive

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then remains a member of the Company’s Board of Directors, the Company shall continue to pay the Company portion of the Company’s health insurance for the Executive and his spouse in accordance with and subject to the then-existing terms and conditions of the Company’s policies and benefit plans for the remainder of the initial three-year Term.

SECTION 7.  CONFIDENTIALITY; INTELLECTUAL PROPERTY.

(a)           Confidentiality.  Executive agrees that during his employment with the Company, whether or not under this Agreement, and at all times thereafter, Executive will not at any time, directly or indirectly, use, disclose, or divulge any Confidential Information, except as required in connection with the performance of his duties for the Company, and except to the extent required by law (but only after Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all information of any nature, whether or not marked with a proprietary or similar legend, including, without limitation, notes, memoranda, drawings, specifications, programs, data or other materials, which concerns the Company’s design, manufacture, use, purchase, marketing or sale of its products or services; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain through (i) no fault of Executive, (ii) to Executive’s knowledge no breach by any other current or former employee of his confidentiality obligations to the Company; (iii) approved release by written authorization of the Company; or (iv) disclosure required by law or an order of any court, provided that the Company is given notice and a reasonable opportunity to contest such disclosure before it occurs.

(b)           Return of Company Property.  Upon Executive’s termination of employment, and upon the Company’s request at any time and for any reason, Executive shall immediately deliver to the Company all Company property, including but not limited to all hard-copy and electronic materials in his possession which contain or relate to Confidential Information.

(c)           Developments.  All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive, either alone or in conjunction with others, at any time or at any place during Executive’s employment with the Company (including Blue Chip Technologies), whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or in which the Company intends to engage (collectively, the “Developments”), shall be and hereby are the exclusive property of the Company without any further compensation to Executive. In addition, without limiting the generality of the prior sentence, all Developments that are copyrightable work by Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(d)           Assignment of Developments.  Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will

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assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in his behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by Executive.

(e)           Prior Inventions.  Attached hereto as Exhibit A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive prior to his employment with the Company, which belong to Executive, relate to the business of the Company, were not previously irrevocably and unconditionally assigned to Blue Chip Technologies, and are not assigned to the Company hereunder (collectively, the “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process, service, or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process, service, or machine, or any enhancements or extensions thereof.

SECTION 8.  NONCOMPETITION AND NONSOLICITATION:

(a)           Restrictions.  The Executive agrees that during the Restricted Period he will not, directly or indirectly, in any capacity whatsoever, individually or jointly with others, whether as an owner, employee, officer, director, partner, member, trustee, beneficiary, consultant, independent contractor, shareholder, or otherwise:

(i)            carry on or participate in or engage in, within the Restricted Territory, any business that competes, directly or indirectly, with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company as of the date of termination of Executive’s employment with the Company; provided, that with respect to products and services under development the Executive knows generally of the Company has planned for or is engaged in such development;

(ii)           solicit or endeavor to entice away from the Company or otherwise materially interfere with the business relationship of the Company with, any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, distributor of, reseller or OEM partner of, supplier to, or other party having material business relations with the Company;

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(iii)          hire, employ, retain as a consultant, solicit, or endeavor to entice away from the Company, or otherwise materially interfere with the business relationship of the Company with, any person or entity who is, or was within the one-year period immediately prior thereto, an employee of or consultant to the Company.

(b)           Definitions.

(i)            “Restricted Period” means the period beginning on the Closing Date and ending on the later of the five-year anniversary of the Closing Date or the one-year anniversary of the termination of Executive’s employment with the Company, irrespective of whether such employment is under this Agreement and irrespective of whether the Executive resigns or is terminated with or without Cause.

(ii)           “Restricted Territory” means anywhere the Company does business or is anticipating or planning to do business.

(c)           Severability.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

SECTION 9.  ACKNOWLEDGEMENTS:  Executive acknowledges and agrees that he is agreeing to the promises and restrictive covenants set forth in Sections 7 and 8 herein in connection with the sale of his ownership interest in Blue Chip Technologies in accordance with the terms set forth in the Merger Agreement, and that he is agreeing to such covenants not solely in connection with his employment hereunder. In furtherance of the foregoing, Executive acknowledges and agrees that the agreements and covenants contained in Sections 7 and 8 are reasonable and valid in geographical and temporal scope and in all other respects, and they are essential to protect the value of the Company’s business and assets. Executive further acknowledges and agrees that, through his ownership of the majority of the equity in Blue Chip Technologies for which he will receive substantial consideration pursuant to the Merger Agreement, his historical employment with Blue Chip Technologies, and his continued employment relationship with the Company following the merger, Executive has obtained trade secrets and confidential information relating to Blue Chip Technologies and developed customer relationships and goodwill on behalf of Blue Chip Technologies, and Executive will obtain trade secrets and confidential information relating to the Company and develop customer relationships and goodwill on behalf of the Company. Further, there is a substantial probability that such trade secrets, confidential information, customer relationships, and goodwill could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of Sections 7-10, references to the Company shall be deemed to include its subsidiaries.

SECTION 10.  REMEDIES:  Executive agrees that a breach by him of any covenant contained in Sections 7 and/or 8 herein will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result,

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Executive agrees that the Company shall be entitled to a temporary restraining order and injunction from any court of competent jurisdiction enjoining and restraining any breach or threatened breach of any covenant contained in Sections 7 and/or 8 by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be in addition to and not in lieu of whatever other remedies the Company may possess at law or in equity.

SECTION 11.  SUCCESSORS:  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any successor by operation of law or otherwise. As used herein, the term “Company” shall include such successors or assigns, and any subsidiary or affiliate of the Company. The services to be provided by Executive under this Agreement are personal to the Company and shall not be assignable (by operation of law or otherwise) by Executive without the prior written consent of the Company.

SECTION 12.  ENTIRE AGREEMENT:  This Agreement contains the entire Agreement of the parties, and supersedes all prior oral or written agreements, relating to the subject matter hereof (other than any prior assignments of developments by the Executive to Blue Chip Technologies). The parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 13.  NOTICE:  Any notice or request required or permitted under this Agreement shall be in writing and given or made by hand or nationally recognized courier or overnight mail service, addressed to the Company at its then principal place of business or Executive at his address last given to the Company.

SECTION 14.  SEVERABILITY:  If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstance shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement.

SECTION 15.  JURY WAIVER:  Each party hereby waives the right to a jury trial in any lawsuit arising out of or relating to this Agreement or Employee’s employment with the Company or the termination thereof.

SECTION 16.  SURVIVAL:  The provisions of Sections 6(d) and 7 through 18 shall survive the termination or expiration of this Agreement.

SECTION 17.  APPLICABLE LAW:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict-of-laws principles.

[Remainder of Page Intentionally Left Blank.]

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SECTION 18.  ACKNOWLEDGMENT:  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as an instrument under seal as of the date first above written.

OMTOOL, LTD.

By:
Title:

WILLIAM J. RYNKOWSKI, JR.

EXHIBIT A

Prior Inventions of Executive

1.	None